Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 21, 2013

AMONG

NORTHRIM BANCORP, INC.,

NORTHRIM MERGER SUB, INC.,

NORTHRIM BANK

ALASKA PACIFIC BANCSHARES, INC.

AND

ALASKA PACIFIC BANK

i

Exhibits to this Agreement

Exhibit A	Form of Directors and Officers Voting Support Agreement
Exhibit B	Form of Directors Non-Solicitation/Non-Competition Agreement
Exhibit C	Form of Executive Officers Non-Solicitation/Non-Competition Agreement
Exhibit D	Surviving Corporation Articles of Incorporation
Exhibit E	Surviving Corporation Bylaws
Exhibit F	Plan of Merger for Subsidiary Merger
Exhibit G	Bank Merger Agreement
Exhibit H	Estoppel Letters
Exhibit I	Lessor Consents
Exhibit J	Form of Non-Solicitation with Julie Pierce
Exhibit K	Form of Non-Solicitation/Non-Competition Agreement with Scott Milner

AGREEMENT AND PLAN OF MERGER
AMONG
NORTHRIM BANCORP, INC.,
NORTHRIM MERGER SUB, INC.,
NORTHRIM BANK,
and
ALASKA PACIFIC BANCSHARES, INC. AND ALASKA PACIFIC BANK

This AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2013 (this “Agreement”), is by and among Northrim BanCorp, Inc. (“Northrim”), Northrim Merger Sub, Inc. (“Merger Sub”), Northrim Bank (“Northrim Bank”), Alaska Pacific Bancshares, Inc. (“Alaska Pacific”) and Alaska Pacific Bank (“Alaska Pacific Bank”). Capitalized terms used herein shall have the meanings assigned in Section 1.1.

RECITALS

A.
Alaska Pacific and Alaska Pacific Bank.  Alaska Pacific is an Alaska corporation and a registered savings and loan holding company having its principal place of business in Juneau, Alaska.  Alaska Pacific Bank is a federally-chartered savings bank, and a wholly owned subsidiary of Alaska Pacific, with its principal place of business in Juneau, Alaska.

B.
Northrim. Northrim is an Alaska corporation and a registered bank holding company having its principal place of business in Anchorage, Alaska.  Northrim Bank is an Alaska state chartered bank, and a wholly owned subsidiary of Northrim, with its principal place of business in Anchorage, Alaska.  Merger Sub is an Alaska corporation and a wholly-owned subsidiary of Northrim, formed for the purpose of effecting the Merger.

C.
Board Action. The respective Boards of Directors of each of Northrim, Northrim Bank, Merger Sub, Alaska Pacific and Alaska Pacific Bank have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the Transactions.

D.
Voting, Directors’ and Noncompetition Agreements. As a condition and an inducement to Northrim’s and Northrim Bank’s willingness to enter into this Agreement, (w) the directors and certain executive officers of Alaska Pacific have entered into Voting Support Agreements in the form attached to this Agreement as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Alaska Pacific Common Stock in favor of approval of the actions contemplated by this Agreement at the Alaska Pacific Meeting (as defined below), (x) each director of Alaska Pacific has entered into a Non-Solicitation/Non-Competition Agreement in the forms attached to this Agreement as Exhibit B and Exhibit K (in the case of Scott Milner) pursuant to which each such individual has agreed to refrain from competing with or soliciting the employees or customers of Northrim and Northrim Bank, (y) certain executive officers of Alaska Pacific have entered into Non-Solicitation/Non-Competition Agreements in the form attached to this Agreement as Exhibit C pursuant to which each such individual has agreed to refrain from competing with or soliciting the employees or customers of Northrim and Northrim Bank, and (z) Julie Pierce, the Chief Financial Officer of Alaska Pacific has entered into a Non-Solicitation Agreement in the form attached to this Agreement as Exhibit J  pursuant to which Ms. Pierce has agreed to refrain from soliciting the employees or customers of Northrim and Northrim Bank.

E.
Tax Status of Merger and Subsidiary Merger. The parties intend that the Merger and the Subsidiary Merger together will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 pursuant to Section 368(a)(1)(A) of the Code and IRS Revenue Ruling 2001-46, 2001-2 C.B. 321.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1.   CERTAIN DEFINITIONS

Section 1.1  Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“ACC” means the Alaska Corporations Code.

“Action” has the meaning set forth in Section 4.10.

“Acquisition Proposal” has the meaning set forth in Section 6.6(f)(i).

“Adjusted Stockholders’ Equity” has the meaning set forth in Section 9.3(f).

“Advisors” has the meaning set forth in Section 9.3(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” means the ability, directly or indirectly, to influence the management and policies of the Person in question, whether arising by virtue of ownership interest, contract right or otherwise.

“Agency” has the meaning set forth in Section 4.17(g)(i).

“Aggregate Common Stock Consideration” means the sum, expressed as a dollar amount, of (x) the Aggregate Common Stock Share Consideration, plus (y) the Aggregate Common Stock Cash Consideration.

“Aggregate Common Stock Cash Consideration” means the sum of (x) the Total Cash Amount, plus (y) the Aggregate TARP Warrant Exercise Price.

“Aggregate Common Stock Share Consideration” means the product, expressed as a dollar amount, of (x) the Total Stock Amount, multiplied by (y) the Northrim Average Share Price.

“Aggregate Merger Consideration” means the result of (x) the Aggregate Common Stock Consideration, minus (y) the Aggregate TARP Warrant Exercise Price; provided, however,

that under no circumstances shall the Aggregate Merger Consideration exceed Thirteen Million Eight Hundred Sixty-Nine Thousand Two Hundred Seventy-Four Dollars ($13,869,274).

 “Aggregate TARP Warrant Consideration” means the product of (x) (1) the Per Share Common Stock Cash Amount less (2) the TARP Warrant Exercise Price, multiplied by (y) the number of Shares underlying the TARP Warrant.

 “Aggregate TARP Warrant Exercise Price” means Seven Hundred Seventeen Thousand One Hundred Forty-Nine Dollars and 76 Cents ($717,149.76).

 “Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 11.2.

“AJCA” has the meaning set forth in Section 4.13(c).

“Alaska Dissenters’ Rights Laws” means Sections 10.06.574 and 10.06.576 of the ACC.

“Alaska Pacific” has the meaning set forth in the preamble to this Agreement.

“Alaska Pacific Articles” means the Articles of Incorporation of Alaska Pacific and any amendments thereto.

“Alaska Pacific Bank” has the meaning set forth in the preamble to this Agreement.

“Alaska Pacific Board” means the Board of Directors of Alaska Pacific.

“Alaska Pacific Bylaws” means the Bylaws of Alaska Pacific and any amendments thereto.

“Alaska Pacific Common Stock” means the common stock, par value $0.01 per share, of Alaska Pacific.

“Alaska Pacific Disclosure Schedule” has the meaning set forth in Article 4.

“Alaska Pacific ESOP” has the meaning set forth in Section 4.2(a).

“Alaska Pacific Intellectual Property” has the meaning set forth in Section 4.20(a).

“Alaska Pacific IT Systems” has the meaning set forth in Section 4.20(b).

“Alaska Pacific Meeting” has the meaning set forth in Section 6.3.

“Alaska Pacific Parties” means Alaska Pacific, Alaska Pacific Bank and First Services.

“Alaska Pacific Plans” has the meaning set forth in Section 4.13(a).

“Alaska Pacific Preferred Stock” means the preferred stock, par value $0.01 per share,

of Alaska Pacific.

“Alaska Pacific Reports” has the meaning set forth in Section 4.12.

“Alaska Pacific SEC Documents” has the meaning set forth in Section 4.6(a).

“Alaska Pacific Stock Option” means any right or option to acquire Alaska Pacific Common Stock pursuant to any Alaska Pacific Stock Plan.

“Alaska Pacific Stock Plans” means any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Alaska Pacific including, without limitation the 2000 Management Recognition Plan, the Alaska Pacific 2003 Stock Option Plan and the Alaska Pacific 2000 Stock Option Plan.

“Alaska Pacific Termination Fee” has the meaning set forth in Section 10.5(b).

“ALLL” means the allowance for loan and lease losses.

“Articles of Merger” has the meaning set forth in Section 2.2(a).

“Balance Sheet Date” means the date of the most recent balance sheet provided in the Alaska Pacific SEC Documents as of the date of this Agreement.

“Bank Merger” has the meaning set forth in Section 2.3.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between Northrim Bank and Alaska Pacific Bank, the form of which is attached hereto as Exhibit G and which form shall be subject to such changes as Northrim shall reasonably specify.

“Bank Regulatory Authorities” means each and all of the Division, the FDIC, the Board of Governors of the Federal Reserve System (whether or not acting through the Federal Reserve Bank of San Francisco), the OCC, and any other Governmental Entity having jurisdiction over the Transactions by virtue of the nature of any of the parties hereto by virtue of such parties’ banking powers.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 4.13(a).

“BHC” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions are required or permitted to be closed in the State of Alaska.

“Cash Election” has the meaning set forth in Section 3.4(a)(ii).

“Certificate” has the meaning set forth in Section 3.1(c).

“Change in Recommendation” has the meaning set forth in Section 6.6(c).

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Closing Financial Statements” means the consolidated balance sheet and the related consolidated statement of income (loss), statements of stockholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto of Alaska Pacific as at the last day of the  last completed quarter prior to the Closing Date.  In the event that the last day of the last completed quarter prior to Closing is greater than one-month prior to the Closing Date then the Closing Financial Statements shall mean the consolidated balance sheet and the related consolidated statement of income (loss), statement of stockholders equity and comprehensive income (loss) and cash flows as at the last day of the last completed month prior to the Closing Date.

“Code” has the meaning set forth in Section 3.5

“Common Stock Merger Consideration” has the meaning set forth in Section 3.1(a).

 “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreements” has the meaning set forth in Section 6.4(e).

“Contract” has the meaning set forth in Section 4.5(a).

 “Derivatives Contract” means any put, call, straddle, right, option, collar or other contract, agreement, arrangement or understanding of any kind or nature whatsoever, (i) the rights, value or benefit of which is derived wholly or in part from the value or change in value of any other security or commodity, (ii) that represents the right or obligation to acquire or dispose of any other security or commodity, or (iii) the rights, value or benefit of which is based wholly or in part upon the performance of any other contract by a Person not a party to that other contract.

“Dissenting Shares” has the meaning set forth in Section 3.6.

“Division” means the Alaska Department of Commerce, Community and Economic Development, Division of Banking, Securities and Corporations.

“D&O Insurance” has the meaning set forth in Section 7.2(c).

“Effective Date” has the meaning set forth in Section 2.2(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Election” has the meaning set forth in Section 3.4(a)(ii).

“Election Deadline” has the meaning set forth in Section 3.4(a)(ii).

“Election Form” has the meaning set forth in Section 3.4(b).

“Election Form Record Date” has the meaning set forth in Section 3.4(a)(ii).

“Environmental Laws” has the meaning set forth in Section 4.27.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity; (c) any membership interest that includes a voting right in any company or other entity; (d) any interest in real estate; (e) any Derivatives Contract; and (f) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means (a) any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate; (b) any security convertible into such a security; (c) any security carrying any warrant or right to subscribe to or purchase any such security; (d) any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; and (e) any right (whether vested or contingent) to vote or direct the voting of any of the foregoing (other than the power to vote solely as a nominee or fiduciary with respect to any security registered under the Exchange Act and representing less than five percent (5%) of the combined voting power of the issuer thereof).

“ERISA” has the meaning set forth in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Seattle.

“First Services” means First Services Corporation, an Alaska corporation and wholly-owned subsidiary of Alaska Pacific Bank.

 “FRB” means the Board of Governors of the Federal Reserve System.

 “GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“HOLA” means the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Increase Adjustment” has the meaning set forth in Section 10.4(d).

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Insurer” has the meaning set forth in Section 4.17(g)(iii).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and all applications, registrations and renewals in connection therewith, including all goodwill associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 4.13(a).

“Knowledge” means, as to a party, any fact or matter that, as of the date hereof, (a) is actually known by a director or executive officer of the party, or (b) a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation regarding the accuracy of any matter addressed in or contemplated by this Agreement that a Person in their role as a director or executive officer should undertake.

“Law” has the meaning set forth in Section 4.5(a).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loan Investor” has the meaning set forth in Section 4.17(g)(ii).

“Loans” has the meaning set forth in Section 4.17.

“Mailing Date” has the meaning set forth in Section 3.4(a)(ii).

“Material Adverse Effect” means, with respect to any party to this Agreement, any effect that, taken individually or together with any other effect, (a) is material and adverse to the financial condition, results of operations or business of Northrim and its Subsidiaries taken as a whole or Alaska Pacific and its Subsidiaries taken as a whole, as the case may be, or (b) would materially impair or delay the ability of any of Northrim and its Subsidiaries or Alaska Pacific and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede or delay the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of

(i) changes in banking, savings institution and similar Laws of general applicability or interpretations thereof by Governmental Entities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (iii) changes in general economic conditions affecting banks, savings institutions and their holding companies generally, (iv) the announcement of this Agreement or any of the Transactions, or (v) changes that are the result of natural disasters, calamities, acts of God or acts of war or terrorism, provided that the effect of such changes described in clauses (i), (ii), (iii) and (v) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on Northrim and its Subsidiaries as a whole on the one hand or Alaska Pacific and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated financial institutions.

“Material Contracts” has the meaning set forth in Section 4.16(a).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning assigned in the Preamble to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Solicitation/Non-Competition Agreement” means the agreements entered into by the directors and executive officers of Alaska Pacific, the forms of which are attached as Exhibit  B and Exhibit C hereto.

“Northrim” has the meaning set forth in the preamble to this Agreement.

“Northrim Articles” means the Amended and Restated Articles of Incorporation of Northrim, as amended.

“Northrim Average Share Price” means the volume weighted average closing price of Northrim Common Stock (rounded to four decimals) as reported on the Nasdaq Stock Exchange reporting system (based on “regular way” trading) for the fifteen (15) trading days ending on the day which is the fifth (5th) trading day preceding the anticipated date that the Effective Time is to occur (the “Northrim Measuring Period”), whether or not trades occurred on those days.

“Northrim Benefit Plans” has the meaning set forth in Section 8.5(d).

“Northrim Bank” means Northrim Bank, an Alaska state chartered bank and a wholly owned subsidiary of Northrim.

“Northrim Board” means the Board of Directors of Northrim.

“Northrim Bylaws” means the Bylaws of Northrim, as amended.

“Northrim Common Stock” means the common stock, par value $1.00 per share, of Northrim.

“Northrim Disclosure Schedule” has the meaning set forth in Article 5.

“Northrim Parties” means Northrim, Merger Sub and Northrim Bank.

“Northrim Party” means any of the foregoing.

“Northrim Measuring Period” has the meaning set forth in the definition of Northrim Average Share Price.

“Northrim SEC Reports” has the meaning set forth in Section 5.7(a).

“Northrim Termination Fee” has the meaning set forth in Section 10.5(c).

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“Permits” has the meaning set forth in Section 4.11(a).

“Permitted Liens” has the meaning set forth in Section 4.19.

“Per Share Common Stock Cash Amount” means the quotient, expressed as a dollar amount (rounded to four decimals), of (x) the Aggregate Common Stock Consideration, divided by (y) the sum of (1) the number of outstanding Shares as of the Closing Date, plus (2) the number of Shares underlying the TARP Warrant as of the Closing Date; provided, however, if the Northrim Average Share Price is less than $18.90, the Per Share Common Stock Cash Amount shall be subject to the possibility of further adjustment as provided in Section 10.4(d).

“Per Share Common Stock Exchange Ratio” means the quotient, rounded to four decimals, of (x) (1) the Aggregate Common Stock Consideration, divided by (2) the Northrim Average Share Price, divided by (y) the sum of (1) the number of outstanding Shares as of the Closing Date, plus (2) the number of Shares underlying the TARP Warrant as of the Closing Date ; provided, however, if the Northrim Average Share Price is less than $18.90, the Per Share Common Stock Exchange Ratio shall be subject to the possibility of further adjustment as provided in Section 10.4(d).

 “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Professional Fees” has the meaning set forth in Section 9.3(f).

“Prospectus/Proxy Statement” has the meaning set forth in Section 8.1(a).

“Proxy Statement” has the meaning set forth in Section 8.1(a).

“Regulatory Agreement” has the meaning set forth in Section 4.29.

“Representatives” has the meaning set forth in Section 6.6(a).

“Retention Agreements” has the meaning set forth in Section 8.5(h).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Sarbanes Oxley Act” has the meaning set forth in Section 4.11(b).

“S-4 Registration Statement” has the meaning set forth in Section 8.1(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share” or Shares” has the meaning set forth in Section 4.2(a).

“Shareholder Approval” has the meaning set forth in Section 4.4(a).

“Stock Election” has the meaning set forth in Section 3.4(a).

“Stockholders’ Equity Measuring Date” has the meaning set forth in Section 9.3(f).

“Stock Proration Factor” has the meaning set forth in Section 3.4(c).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.3.

“Superior Proposal” has the meaning set forth in Section 6.6(f)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Surviving Corporation Articles” shall mean the articles of incorporation of Alaska Pacific, Inc., as set forth in Exhibit D.

“Takeover Laws” has the meaning set forth in Section 4.22.

“TARP Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of Alaska Pacific.

“TARP Warrant” means the right of the Treasury Department to receive 175,772 Shares upon exercise of that certain warrant issued on February 6, 2009 to the Treasury Department in connection with the issuance of Alaska Pacific’s TARP Stock.

“TARP Warrant Exercise Price” means Four Dollars and Eight Cents ($4.08).

 “Tax” and “Taxes” have the meaning set forth in Section 4.15(i)(i).

“Tax Returns” has the meaning set forth in Section 4.15(i)(ii).

“Total Cash Amount” shall mean an amount equal to $6,418,000; provided, however, that if the Northrim Average Share Price is less than $18.90 then the number of shares of Northrim Common Stock and/or the Total Cash Amount may (under the circumstances and subject to the limitations set forth in Section 10.4(d) only) be increased by Northrim so that the Aggregate Merger Consideration is not less than $12,513,666 (and only to the extent determined by Northrim in its sole discretion).

“Total Stock Amount” shall mean 304,631 shares of Northrim Common Stock; provided, however, that (i) if the Northrim Average Share Price is greater than $24.46 then the number of shares of Northrim Common Stock shall equal the quotient of (x) $7,451,274, divided by (y) the Northrim Average Share Price, (ii) if the Northrim Average Share Price is less than $20.01, but not less than $18.90, then the number of shares of Northrim Common Stock shall equal the quotient of (x) $6,095,666, divided by (y) the Northrim Average Share Price, and (iii) if the Northrim Average Share Price is less than $18.90 then the number of shares of Northrim Common Stock and/or the Total Cash Amount may (under the circumstances and subject to the limitations set forth in Section 10.4(d) only) be increased by Northrim so that the Aggregate Merger Consideration is not less than $12,513,666 (and only to the extent determined by Northrim in its sole discretion).

“Transactions” means the Merger, the Subsidiary Merger and any other transaction contemplated by this Agreement. For the avoidance of doubt, the “Transactions” shall not include the Bank Merger.

“Treasury Department” means the U.S. Department of the Treasury.

“Undesignated Shares” has the meaning set forth in Section 3.4(a)(ii).

“Voting Support Agreement” means the agreements entered into by the directors and executive officers of Alaska Pacific, the form of which is attached as Exhibit A hereto.

 “Willful Breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the other party with the actual Knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“401(k) Plan” means the Alaska Pacific Bank 401(k) Plan, as amended.

ARTICLE 2.   THE MERGER

Section 2.1  The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into Alaska Pacific in accordance with the applicable provisions of the Laws of the State of Alaska (the “Merger”), the separate corporate existence of Merger Sub shall cease and Alaska Pacific shall survive and continue to exist as a corporation incorporated under the Laws of the State of Alaska (Alaska Pacific, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b)   Name. The name of the Surviving Corporation shall be “Northrim Merger Sub, Inc.”

(c) Articles and Bylaws. The articles of incorporation of the Surviving Corporation after the Effective Time shall be the Surviving Corporation Articles. The bylaws of the Surviving Corporation after the Merger shall be as set forth in Exhibit E.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub immediately prior to the Merger, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Merger Sub immediately prior to the Merger, each of whom shall serve until such time as his or her resignation or removal.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Surviving Corporation Articles.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the ACC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Alaska Pacific shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Alaska Pacific shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Alaska Pacific acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Alaska Pacific, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

Section 2.2  Effective Date and Effective Time; Closing

(a)  Subject to the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Division of Corporations and Professional Licensing (corporations section) of the State of Alaska pursuant to the ACC on (i) a date selected by Northrim after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filing of the Articles of Merger or on such date agreed upon by the parties and specified therein. The date of such filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)  A closing (the “Closing”) shall take place remotely via electronic exchange of documents and signatures at 9:00 a.m. Pacific Time, or immediately prior to the Effective Time or at such other time as the parties may mutually agree (such date, the “Closing Date”). At the Closing, there shall be delivered electronically to Northrim and Alaska Pacific the certificates and other documents required to be delivered under Article 9.

Section 2.3  Subsidiary Merger.  Immediately following the Effective Time, Northrim shall cause the merger of the Surviving Corporation with and into Northrim, with Northrim being the surviving corporation in such merger (such transaction, the “Subsidiary Merger”) and on such terms and conditions as may be appropriate in the sole discretion of Northrim.  The terms, conditions and effect of the Subsidiary Merger shall be governed solely by the plan of merger attached hereto as Exhibit F, and such transaction shall not be subject to the terms or conditions of this Agreement. From and after the date of this Agreement, Merger Sub shall take such actions and shall execute, deliver, file and furnish such documents and instruments as Northrim may reasonably request in connection with, and for the purpose or with the effect of facilitating, the Subsidiary Merger.  Northrim shall cause the Subsidiary Merger to occur on the Closing Date.

Section 2.4  Bank Merger. As soon as practicable following the Effective Time and following the completion of the Subsidiary Merger, Northrim and Northrim Bank shall cause the merger of Alaska Pacific Bank with and into Northrim Bank, with Northrim Bank being the resulting bank in such merger (such transaction, the “Bank Merger”) and on such terms and conditions as may be appropriate in the sole discretion of Northrim Bank and subject to such requirements as may be imposed by the Division and any other Bank Regulatory Authorities. The terms, conditions and effect of the Bank Merger shall be governed solely by the Bank Merger Agreement attached hereto as Exhibit G, and such transaction shall not be subject to the terms or conditions of this Agreement. From and after the date of this Agreement, Alaska Pacific Bank shall take such actions and shall execute, deliver, file and furnish such documents and instruments as Northrim Bank may reasonably request in connection with, and for the purpose or with the effect of facilitating, the Bank Merger; provided, however, that the effect of any such documents and instruments shall be contingent upon the consummation of the Merger.

ARTICLE 3.  EFFECT ON CAPITAL STOCK; EXCHANGE PROCEDURES

Section 3.1  Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Northrim, Alaska Pacific or the holders of any shares of capital stock of Alaska Pacific:

(a)  Each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive at the election of the holder thereof as provided in Section 3.4  and subject to the provisions of Section 3.4 and this Agreement, either: (1) a number of shares of Northrim Common Stock equal to the Per Share Common Stock Exchange Ratio; or (2) cash in an amount equal to the Per Share Common Stock Cash Amount. The Per Share Common Stock Exchange Ratio and the Per Share Cash Amount are referred to herein collectively as the “Common Stock Merger Consideration.”

For purposes of this Section 3.1:

(b)  All of Shares converted into the Common Stock Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive (1) the Common Stock Merger Consideration, (2) any dividends and other distributions in accordance with Section 3.3(g) hereof, and (3) any cash to be paid in lieu of any fractional share of Northrim Common Stock in accordance with Section 3.3(f) hereof.

(c)  At the Effective Time, and without any action on the part of any Person, each share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 3.2 Treatment of Options, TARP Warrant and Treasury Shares.

(a)   At the Effective Time, each Alaska Pacific Stock Option which is then outstanding and has not expired by its terms (whether or not such Alaska Pacific Stock Option is then vested or exercisable) shall cease to represent a right to acquire shares of Alaska Pacific Common Stock and shall be cancelled and terminated and the holders of the Alaska Pacific Stock Options shall not be entitled to receive any consideration with respect to the Alaska Pacific Stock Option because the per share exercise price of each Alaska Pacific Stock Option is greater than the Per Share Common Stock Cash Amount.  Alaska Pacific shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Alaska Pacific Stock Option which has not expired by its terms with regard to the cancellation of such Alaska Pacific Stock Option.  On or prior to the Effective Time, Alaska Pacific shall terminate the Alaska Pacific Stock Plans.

(b)  In the event the TARP Warrant has not been converted into Shares on or before the Effective Time, the TARP Warrant shall, by virtue of the Merger and without any action on the part of Northrim, be converted automatically into the right of the Treasury

Department to receive an amount in cash equal to the Per Share Common Stock Cash Amount less $4.08, the exercise price of such TARP Warrant multiplied by the number of Shares represented by the TARP Warrant.

(c)      Each Share that is owned immediately prior to the Effective Time by Alaska Pacific or its Subsidiaries, other than those held in a fiduciary capacity or as a result of debts previously contracted, shall automatically be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor.

Section 3.3  Exchange and Payment.

(a)  At or prior to the Effective Time, Northrim shall deposit (or cause to be deposited) with American Stock Transfer & Trust Company, LLC (or such other transfer agent as Northrim shall designate in good faith) (the “Exchange Agent”), in trust for the benefit of holders of Shares, certificates representing the shares of Northrim Common Stock equal to the Total Stock Amount and cash in an amount equal to the Total Cash Amount in accordance with Section 3.1 (collectively hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1, except as expressly provided in this Agreement. At the Closing, Northrim shall deliver to Alaska Pacific a certificate of the Exchange Agent confirming receipt of the Exchange Fund.

(b)  As soon as reasonably practicable after the Effective Time, but not later than five (5) Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding Certificate or Certificates who did not submit a properly completed Election Form or who had revoked a properly completed Election Form prior to the Election Deadline (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Northrim or the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of such Certificates. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, or in the case of a holder who timely submitted a properly completed Election Form (and had not revoked such Election Form) by the Election Deadline, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Common Stock Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates on the Common Stock Merger Consideration.

(c)  If payment of the Common Stock Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Common Stock Merger Consideration to such Person or shall have established to the satisfaction of Northrim that such Tax either has been paid or is not applicable.

(d)  Until surrendered as contemplated herein, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Common Stock Merger Consideration payable in respect of Shares theretofore represented by such Certificate, pursuant to Section 3.1, without any interest thereon.

(e)  The Common Stock Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates. At the Effective Time, the stock transfer books of Alaska Pacific shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer, such Certificates shall be canceled and exchanged as provided in this Article 3, subject to applicable Law in the case of Dissenting Shares.

(f)  Notwithstanding any other provision of this Agreement, no fractional shares of Northrim Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Northrim Common Stock but for this Section 3.3(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Northrim Common Stock based on the Northrim Average Share Price.

(g)  No dividends or other distributions declared or made after the Effective Time with respect to Northrim Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive Northrim Common Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving Northrim Common Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of Northrim Common Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Northrim Common Stock to which such holder is entitled pursuant to Section 3.3(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Northrim Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Northrim Common Stock.

(h)  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Northrim Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Northrim Common Stock for the account of the Persons entitled thereto.  Former shareholders of record of Alaska Pacific who are to receive shares of Northrim Common Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of Northrim shareholders the number of whole shares of Northrim Common Stock into which their respective Shares are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Northrim Common Stock in accordance with the provisions of this Agreement.

(i)  Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand of Northrim, and any holders of Certificates or who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of such holder’s pro rata portion of the Common Stock Merger Consideration with respect to Shares formerly represented by such Certificate, without interest.

(j)  None of Northrim, the Surviving Corporation, the Exchange Agent, or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund being properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k)  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Northrim, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Northrim or the Exchange Agent, the posting by such Person of a bond in such amount as Northrim or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Common Stock Merger Consideration with respect to shares formerly represented by such Certificate, without interest.

(l)  Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 3.3(a) with respect to any Dissenting Shares shall be returned to Northrim, upon demand.

(m)  Northrim shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Northrim, such withheld amounts (i) shall be remitted by Northrim to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Northrim.

(n)  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Northrim Common Stock or securities convertible or exchangeable into or exercisable for shares of Northrim Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Total Stock Amount and associated collar prices of

Northrim Common Stock, as applicable, shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Total Stock Amount and associated collar prices of Northrim Common Stock, as applicable.

Section 3.4  Election and Proration Procedures.

(a)  Election Form and Mailing. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of such Certificates to the Exchange Agent) in such form as Northrim and Alaska Pacific shall mutually agree (“Election Form”) shall be mailed no less than thirty-five (35) days prior to the anticipated Effective Time or on such other date as Northrim and Alaska Pacific shall mutually agree (“Mailing Date”) to each holder of record of Shares as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).  Northrim shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Shares after the Election Form Record Date and prior to the Election Deadline (as defined below), and Alaska Pacific shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive their respective Common Stock Merger Consideration in either (i) shares of Northrim Common Stock (a “Stock Election”) with respect to all of such holder’s Shares, or (ii) cash (a “Cash Election”) with respect to all of such holder’s Shares, subject to the provisions contained in this Agreement. Any Shares with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b)  Election Deadline. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Alaska time on or before the 30th day following the Mailing Date, or such later time and date as Northrim and Alaska Pacific may mutually agree prior to the Effective Time (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each Share covered by such Election Form and if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such Shares on or before the Election Deadline, and Northrim shall cause the Certificates representing such Shares to be promptly returned without charge to the Person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election Form, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Northrim required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Northrim nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.  Any termination of this Agreement in accordance with Article 10 shall result in a revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.  In the event of any termination of this Agreement in accordance with Article 10, the Exchange Agent shall return any Certificates delivered to the Exchange Agent on or prior to the date of such termination.

(c)  Allocation. Northrim shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Shares of rights to receive Northrim Common Stock or cash in the Merger as follows:

(i)  If the conversion of Shares for which Cash Elections shall have effectively been made would result in a number of shares of Northrim Common Stock being issued that is greater than the Total Stock Amount (which shall be determined for this purpose on the assumption that all Shares other than those for which Cash Elections have been made would be entitled to receive shares of Northrim Common Stock in accordance with the Per Share Common Stock Exchange Ratio) then, to the extent necessary so that the number of shares of Northrim Common Stock to be issued in the Merger shall be equal to the Total Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(A)  Shares for which effective Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Common Stock Cash Amount;

(B)  the Exchange Agent shall allocate on a pro rata basis to holders of Undesignated Shares so much of the Per Share Common Stock Cash Amount, as shall be necessary so that the shares of Northrim Common Stock to be received by holders of Undesignated Shares, when combined with the number of shares of Northrim Common Stock for which Stock Elections have been made shall be equal to the Total Stock Amount.  If all Undesignated Shares are converted into the right to receive the Per Share Common Stock Cash Amount and the Shares for which a Stock Election was made are still greater than the Total Stock Amount, then;

(C)  a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the Total Stock Amount by (y) the product of (i) the total number of Shares with respect to which effective Stock Elections were made multiplied by (ii) the Per Share Common Stock Exchange Ratio.  Each holder of Shares who made an effective Stock Election shall be entitled to receive:

(1)           the number of shares of Northrim Common Stock equal to the product of (x) the Per Share Common Stock Exchange Ratio, multiplied by (y) the number of Shares covered by such Stock Election, multiplied by (z) the Stock Proration Factor; and

(2)           cash in an amount equal to the product of (x) the Per Share Common Stock Cash Amount, multiplied by (y) the number of Shares covered by such Stock Election, multiplied by (z) one minus  the Stock Proration Factor.

(ii)  If the conversion of the Shares for which Stock Elections shall have effectively been made (based upon the Per Share Common Stock Exchange Ratio) would result in a number of shares of Northrim Common Stock being issued that is less than the Total Stock Amount (which shall be determined for this purpose on the assumption that all Shares other than those for which Stock Elections have been made would be entitled to receive the Per Share Common Stock Cash Amount), then, to the extent necessary so that the number of shares of Northrim Common Stock to be issued in the Merger shall be equal to the Total Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(A)  each holder of Shares who made an effective Stock Election shall receive the number of shares of Northrim Common Stock equal to the product of the Per Share Common Stock Exchange Ratio, multiplied by the number of shares of Shares covered by such Stock Election;

(B)  the Exchange Agent shall allocate on a pro rata basis to holders of Undesignated Shares so much of the Northrim Common Stock as shall be necessary so that the shares of Northrim Common Stock to be received by those holders, when combined with the number of shares of Northrim Common Stock for which a Stock Election has been made shall be equal to at least the Total Stock Amount. If all Undesignated Shares plus all Shares as to which Stock Elections have been made together are still less than the Total Stock Amount, then;

(C)  a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Total Stock Amount (less the shares of Northrim Common Stock to be received by holders of Shares for which an effective Stock Election a has been made, and less all the shares of Northrim Common Stock to be received by Undesignated Shares) by (y) the product of (i) the total number of Shares with respect to which effective Cash Elections were made multiplied by (ii) the Per Share Common Stock Exchange Ratio. Each holder of Shares who made an effective Cash Election shall be entitled to receive:

(1)           cash equal to the product of (x) the Per Share Common Stock Cash Amount, multiplied by (y) the number of Shares covered by such Cash Election, multiplied by (z) one minus  the Cash Proration Factor; and

(2)           the number of shares of Northrim Common Stock equal to the product of (x) the Per Share Common Stock Exchange Ratio, multiplied by (y) the number of Shares covered by such Cash Election, multiplied by (z) the Cash Proration Factor.

(iii)  If the aggregate number of shares of Alaska Pacific Common Stock for which Stock Elections shall have effectively been made would result in a number of shares of Northrim Common Stock being issued that is equal to the Total Stock Amount:

(A)  the Shares for which effective Stock Elections have been made shall be converted into the right to receive Northrim Common Stock equal to the product of the Per Share Common Stock Exchange Ratio, multiplied by the number of Shares covered by such Stock Elections;

(B)  the Shares for which effective Cash Elections have been made shall be converted into the right to receive the Per Share Common Stock Cash Amount; and

(C)  the Undesignated Shares shall be converted into the right to receive the Per Share Common Stock Cash Amount.

(iv)  Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 3.4(c), the aggregate value of the shares of Northrim Common Stock that would be issued pursuant to the Merger (valued at the Northrim Average Closing Price) is less than the Total Stock Amount or more than the Total Stock Amount, Northrim shall be authorized to reallocate shares of Northrim Common Stock and cash among the holders of Alaska Pacific Common Stock in good faith and in such a manner as Northrim reasonably determines to be fair and equitable, or to vary the number of shares of Northrim Common Stock to be issued in the Merger, in a manner such that the number of shares of Northrim Common Stock to be issued in the Merger shall be equal to the Total Stock Amount.

(d)  The calculations required by this Section 3.4 shall be prepared by Northrim prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Northrim and furnished to Alaska Pacific at least two (2) Business Days prior to the Effective Time showing the manner of calculation in reasonable detail satisfactory to Alaska Pacific. Any calculation of a portion of a share of Northrim Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

Section 3.5  Withholding Rights.  Northrim, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, pursuant to this Agreement, such amounts as Northrim, the Surviving Corporation or the Exchange Agent determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Northrim,  the Surviving Corporation, or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6  Dissenting Shares.  Each outstanding Share the holder of which has perfected his, her or its dissenters’ rights or appraisal rights under the Alaska Dissenters’ Rights Laws and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Common Stock Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the Alaska Dissenters’ Rights Laws. Alaska Pacific shall give Northrim prompt notice upon receipt by Alaska Pacific of any such demands for payment of the value of such Shares and of withdrawals of such notice and any other instruments provided pursuant to the Alaska Dissenters’ Rights Laws, and Northrim shall have the right to direct all negotiations and proceedings with respect to any such demands. Alaska Pacific shall not, except with the prior written consent of Northrim (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Dissenting Shares as may be necessary to perfect appraisal rights under the Alaska Dissenters’ Rights Laws. All payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF ALASKA PACIFIC AND
ALASKA PACIFIC BANK

Except as set forth on the disclosure schedule delivered by Alaska Pacific to Northrim prior to the execution of this Agreement (the “Alaska Pacific Disclosure Schedule”) Alaska Pacific and Alaska Pacific Bank represent and warrant to Northrim and Northrim Bank on behalf of the Alaska Pacific Parties as follows:

Section 4.1 Organization, Standing and Power.

(a)  Alaska Pacific is an entity duly organized, validly existing and in good standing under the Laws of the State of Alaska, has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Alaska Pacific is registered as a savings and loan holding company under the HOLA.

(b)  Alaska Pacific Bank and First Services are the only Subsidiaries of Alaska Pacific.  Alaska Pacific Bank is a federally-chartered savings institution duly organized, and validly existing under the Laws of the United States, has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing (where such concept is recognized) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified,  licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Alaska Pacific Bank’s appropriate federal banking agency (as defined in 12 U.S.C. § 1813(g)) is the OCC.

(c)  First Services is an entity duly organized, validly existing and in good standing under the Laws of the State of Alaska, has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Alaska Pacific.

(d)  Alaska Pacific has previously made available to Northrim true and complete copies of Alaska Pacific Articles and Alaska Pacific Bylaws, and the federal stock charter and bylaws of Alaska Pacific Bank in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Alaska Pacific is not in violation of any provision of Alaska Pacific Articles or Alaska Pacific Bylaws. Alaska Pacific Bank is not in violation of any provision of the federal stock charter or bylaws of Alaska Pacific Bank.

(e)  The deposit accounts of Alaska Pacific Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Alaska Pacific Bank. No proceedings for the revocation or termination of such deposit insurance are pending or, to Alaska Pacific’s or Alaska Pacific Bank’s Knowledge, threatened.

Section 4.2 Capital Stock.

(a)  The authorized capital stock of Alaska Pacific consists of (i) 20,000,000 shares of Alaska Pacific Common Stock (the “Shares”) and (ii) 1,000,000 shares of Alaska Pacific Preferred Stock, 4,781 of which have been designated TARP Stock.  As of the date hereof, (i) 654,486 Shares were issued and outstanding, including 52,433 Shares allocated to the Alaska Pacific Employee Stock Ownership Plan (the “Alaska Pacific ESOP”), (ii) 929 Shares were held in treasury, (iii) 97,542 Shares were reserved for issuance pursuant to Alaska Pacific Stock Plans (of which 22,600 Shares were subject to outstanding Alaska Pacific Stock Options and no Shares were subject to outstanding restricted share agreements), (iv) 175,772 Shares were reserved for issuance pursuant to the TARP Warrant, and (v) 4,781 shares of Alaska Pacific Series A Stock were issued and outstanding. All the outstanding shares of capital stock of Alaska Pacific are, and all shares reserved for issuance as noted in clause (iii) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  All the outstanding shares of capital stock or other voting securities or Equity Securities of each Subsidiary of Alaska Pacific have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or Equity Securities of Alaska Pacific Bank are owned, directly or indirectly, by Alaska Pacific, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). Neither Alaska Pacific nor its Subsidiary has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Alaska Pacific or such Subsidiary on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the date hereof resulting from the exercise of Alaska Pacific Stock Options and the TARP Warrant described in Section 4.2(b), there are no outstanding (A) shares of capital stock or other voting securities or Equity Securities of Alaska Pacific, (B) securities of Alaska Pacific or Alaska

Pacific Bank convertible into or exchangeable or exercisable for shares of capital stock of Alaska Pacific or other voting securities or Equity Securities of Alaska Pacific or Alaska Pacific Bank, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Alaska Pacific or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, contracts or other rights to acquire from Alaska Pacific or Alaska Pacific Bank, or obligations of Alaska Pacific or Alaska Pacific Bank to issue, any shares of capital stock of Alaska Pacific or Alaska Pacific Bank, voting securities, Equity Securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or Equity Securities of Alaska Pacific or Alaska Pacific Bank or rights or interests described in clause (C) or (E) obligations of Alaska Pacific or Alaska Pacific Bank to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except for the standard terms of the TARP Stock, there are no shareholder agreements, voting trusts or other agreements or understandings to which Alaska Pacific or Alaska Pacific Bank is a party or on file with Alaska Pacific with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other Equity Security of Alaska Pacific or Alaska Pacific Bank.

(b)  Section 4.2(b) of the Alaska Pacific Disclosure Schedule sets forth a true and complete list of all holders, as of the date hereof, of outstanding Alaska Pacific Stock Options or other rights to purchase or receive Shares or similar rights granted under Alaska Pacific Stock Plans or otherwise indicating as applicable, with respect to each arrangement then outstanding, the type of award granted, the number of Shares subject to such award, the name of the plan under which such award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Alaska Pacific has not knowingly granted, and there is, and has been no Alaska Pacific policy or practice to grant, stock or stock-based awards or rights prior to, or otherwise intentionally coordinate the grant of Alaska Pacific Stock Awards with, the release of material information regarding Alaska Pacific or its Subsidiaries.

Section 4.3  Subsidiaries.  Except for the capital stock of, or other Equity Securities in, Alaska Pacific Bank and First Services, Equity Securities in FHLB and readily marketable securities, Alaska Pacific does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4  Authority.

(a)  Alaska Pacific and Alaska Pacific Bank have all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Alaska Pacific and Alaska Pacific Bank and the consummation by Alaska Pacific and Alaska Pacific Bank of the Transactions have been duly authorized by all necessary corporate action on the part of Alaska Pacific and Alaska Pacific Bank and no other corporate proceedings on the part of Alaska Pacific and Alaska Pacific Bank are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the holders of two-thirds of the outstanding Shares (the “Shareholder Approval”). This Agreement has been duly executed and delivered by Alaska Pacific and Alaska Pacific Bank and, assuming the due authorization, execution and delivery by Northrim, Merger Sub, and Northrim Bank, constitutes a valid and binding obligation of  both Alaska Pacific and Alaska Pacific Bank, enforceable against both Alaska Pacific and Alaska Pacific Bank in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)  The Alaska Pacific Board, at a meeting duly called and held at which all directors of Alaska Pacific were present, duly adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of Alaska Pacific’s shareholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to a vote for adoption and approval at a meeting of the shareholders of Alaska Pacific to be held as promptly as practicable, and (iv) resolving to recommend that Alaska Pacific’s shareholders vote in favor of the adoption and approval of this Agreement, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)  The Shareholder Approval is the only vote of the holders of any class or series of Alaska Pacific’s capital stock or other securities required by the Alaska Pacific Articles or any applicable Law in connection with the consummation of the Merger. No vote of the holders of any class or series of Alaska Pacific’s capital stock or other securities is required in connection with the consummation of any of the Transactions other than the Merger.

Section 4.5  No Conflict; Consents and Approvals.

(a)  The execution, delivery and performance of this Agreement by Alaska Pacific and Alaska Pacific Bank does not, and the consummation of the Merger,  the other Transactions, or the Bank Merger, and compliance by each of Alaska Pacific and Alaska Pacific Bank with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Alaska Pacific or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Alaska Pacific Articles or Alaska Pacific Bylaws, or the federal stock charter or bylaws of Alaska Pacific Bank, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which Alaska Pacific or any of its Subsidiaries is a party or by which Alaska

Pacific or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign Law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to Alaska Pacific or any of its Subsidiaries or by which Alaska Pacific or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Alaska Pacific.

(b)  No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, body or any court or other Governmental Entity or instrumentality (each, a “Governmental Entity”) is required by or with respect to Alaska Pacific any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Alaska Pacific or the consummation by Alaska Pacific of the Transactions,  or the Bank Merger or compliance with the actions contemplated by or in connection with this Agreement, except for (i) filings of applications and notices with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Bank Regulatory Authorities, (ii) the filing of the S-4 Registration Statement and the Prospectus/Proxy Statement with the SEC, (iii) such filings and reports as may be required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws in connection with the issuance of the Northrim Common Stock in the Merger, (iv) the filing of the Articles of Merger with the Alaska Division of Corporations and Professional Licensing (corporations section) as required by the ACC and filings of articles of merger or combination with applicable Bank Regulatory Authorities in connection with the Merger, the Subsidiary Merger, and the Bank Merger,  and (v) the approval and/or non-objection of the Bank Regulatory Authorities.

Section 4.6  Financial Statements and SEC Filings.

(a)  Each of the consolidated balance sheets of Alaska Pacific and the related consolidated statements of income (loss), statements of stockholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last three (3) years included in any annual report and all other reports, registration statements, definitive proxy statements or information statements filed during the last three (3) years or to be filed by Alaska Pacific on or prior to the Effective Time with the SEC under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Alaska Pacific SEC Documents”) as of the date filed (or the filing date of any amendments thereto), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) each of the balance sheets or statements of condition contained in or incorporated by reference into any such Alaska Pacific SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Alaska Pacific as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows in such Alaska Pacific SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Alaska Pacific for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(b)  For the last three (3) years, Alaska Pacific has filed all Alaska Pacific SEC Documents required to be filed under applicable Law.  As of their respective filing dates or the filing dates of amendments, the Alaska Pacific SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, and none of the Alaska Pacific SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  The records, systems, controls, data and information of Alaska Pacific and Alaska Pacific Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Alaska Pacific or Alaska Pacific Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c).  Alaska Pacific (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed and maintained to ensure that material information relating to Alaska Pacific, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Alaska Pacific by others within those entities, and (ii) has disclosed, based on the most recent evaluation by such officers prior to the date hereof, to Alaska Pacific’s outside auditors and the audit committee of the Alaska Pacific Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Alaska Pacific’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Alaska Pacific’s internal controls over financial reporting.  These disclosures, if any, were made in writing by management to Alaska Pacific’s auditors and audit committee and a copy has previously been made available to Northrim.  As of the date hereof, Alaska Pacific knows of no reason related to Alaska Pacific to believe that Alaska Pacific’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), without qualification (except to extent expressly permitted by such rules and regulations), when next due.

(d)  Since December 31, 2011, (i) through the date hereof, neither Alaska Pacific nor Alaska Pacific Bank nor, to Alaska Pacific’s Knowledge, any director, officer, employee, auditor, accountant or representative of Alaska Pacific or Alaska Pacific Bank has received any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of Alaska Pacific or Alaska Pacific Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Alaska Pacific or Alaska Pacific Bank has engaged in questionable accounting or auditing practices and (B) no attorney representing Alaska Pacific or Alaska Pacific Bank, whether or not employed by Alaska Pacific or Alaska Pacific Bank, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Alaska Pacific or Alaska Pacific Bank or any of their respective officers, directors, employees, or agents to the Alaska Pacific Board or any committee thereof or to any director or officer of Alaska Pacific.

(e)  As of the date hereof, the independent registered public accounting firm engaged to express its opinion with respect to the consolidated financial statements included in the Alaska Pacific SEC Documents is, and has been throughout the periods covered thereby “independent” within the meaning of Rule 2-01 of Regulation S-X. Moss Adams LLP has not resigned or been dismissed as an independent public accountant of Alaska Pacific as a result of or in connection with any disagreement with Alaska Pacific on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(f)  Since the date of Alaska Pacific’s last definitive proxy statement for its annual meeting of its shareholders to the date hereof, and except as disclosed in Section 4.6(f) of the Alaska Pacific Disclosure Schedule, no event has occurred that would be required to be reported by Alaska Pacific pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.7  Absence of Undisclosed Liabilities.  Except as set forth in the Alaska Pacific SEC Documents (including the consolidated financial statements included therein) and except as arising hereunder, Alaska Pacific and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) at June 30, 2013, other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Alaska Pacific SEC Documents, or in connection with Transactions or this Agreement, all debts, liabilities, guarantees and obligations of Alaska Pacific and its Subsidiaries incurred since June 30, 2013 (the “Balance Sheet Date”) to the date hereof have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

Section 4.8  Absence of Changes.  Except as set forth in the Alaska Pacific SEC Documents, since the Balance Sheet Date, (a) Alaska Pacific and Alaska Pacific Bank have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Alaska Pacific; and (c) none of Alaska Pacific or Alaska Pacific Bank has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of Alaska Pacific set forth in Article 6.

Section 4.9  Certain Information.  The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit to state any material fact required or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the Prospectus/Proxy Statement is first mailed to Alaska Pacific’s shareholders, at the date of mailing of any amendments or supplements thereto and at the time of the Alaska Pacific Meeting. Additionally, none of the information supplied or to be supplied by or on behalf of Alaska Pacific specifically and in writing for inclusion or incorporation by reference in the Prospectus/Proxy Statement included in the S-4 Registration Statement will contain any untrue statement of material fact or omit to state any material fact required or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the S-4 Registration Statement is declared effective by the SEC. Notwithstanding the foregoing, Alaska Pacific makes no representation or warranty with respect to statements included or incorporated by reference in the Prospectus/Proxy Statement included in the S-4 Registration Statement based on information supplied by or on behalf of Northrim, Northrim Bank, or Northrim Representatives specifically for inclusion or incorporation by reference therein.

Section 4.10  Litigation.  Except as set forth in the Alaska Pacific SEC Documents, there is no material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the Knowledge of Alaska Pacific, threatened against or affecting Alaska Pacific or any of its Subsidiaries, any of their respective properties or any of their respective assets. Neither Alaska Pacific nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. Since August 1, 2010 (i) there have been no subpoenas, written demands, or document requests received by Alaska Pacific or any Affiliate of Alaska Pacific from any Governmental Entity, except such as are received by Alaska Pacific or any Affiliate of Alaska Pacific in the ordinary course of business or as are not, individually or in the aggregate, material to Alaska Pacific taken as a whole, and (ii) no Governmental Entity has requested that Alaska Pacific or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 4.11  Compliance with Laws.

(a)  Alaska Pacific and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. All such Permits are in full force and effect. Alaska Pacific and its Subsidiaries have complied in all material respects with, and none of them is in default or violation in any material respect of, (i) any applicable Law, including, without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and Alaska Pacific does not know of, and has not received since August 1, 2010, written notice of, any material defaults or material violations of any Law.

(b)  Alaska Pacific and its Subsidiaries have been and are in compliance with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder, except where such non-compliance would not have a Material Adverse Effect on Alaska Pacific.

Section 4.12  Reports and Records. Since August 1, 2010, Alaska Pacific and its Subsidiaries have filed all material reports (including but not limited to call reports or other similar reports), registrations, documents, filings, statements and submissions, together with any required amendments, exhibits and schedules thereto, that each was required to file with any Governmental Entity, (the foregoing, collectively, the “Alaska Pacific Reports”), and each has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates (or the filing date of any amendment thereto), the Alaska Pacific Reports complied in all material respects with all requirements of Law and with any interpretations thereof by the applicable Governmental Entities. The Alaska Pacific Reports, including the documents incorporated by reference into, or delivered, filed or furnished with, each of them, contained all information required to be included therein. Since August 1, 2010, each communication with the holders of Alaska Pacific Common Stock did not, as of the date communicated to any such Person, contain a misstatement of a material fact or omit to state a material fact necessary to make the circumstances therein not misleading.  Alaska Pacific and Alaska Pacific Bank have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the Office of Thrift Supervision, the Federal Reserve, the OCC, the FDIC and the FHLB, except for such reports and records the failure to file or maintain would not have a Material Adverse Effect on Alaska Pacific.  All such documents and reports complied in all material respects with applicable requirements of Law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein, except for such documents and records the failure to comply with such Laws, rules and regulations or contain such information would not have a Material Adverse Effect on Alaska Pacific. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such reports and documents which the failure to file in such fashion would not have a Material Adverse Effect on Alaska Pacific. There is no material unresolved violation, criticism or exception by any Governmental Entity or Bank Regulatory Authority with respect to any report or letter relating to any examinations of Alaska Pacific or Alaska Pacific Bank.

Section 4.13  Benefit Plans.

(a)  Alaska Pacific has provided to Northrim a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of Alaska Pacific or its Subsidiaries has any present or future right to benefits or Alaska Pacific or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.” Each Benefit Plan of Alaska Pacific existing prior to or as of the date of this Agreement, and each such plan entered into or established by Alaska Pacific between the date of this Agreement and the Effective Time, shall be collectively referred to as the “Alaska Pacific Plans.” With respect to each Alaska Pacific Plan, Alaska Pacific has furnished or made available to Northrim a current, accurate and complete copy of each such plan and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by Alaska Pacific or its Subsidiaries to their employees concerning the extent of the benefits provided under a Alaska Pacific Plan and (iv) for the two most recent fiscal or calendar years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b)  With respect to the Alaska Pacific Plans:

(i)  each Alaska Pacific Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 402 of ERISA and 412 of the Code, has occurred with respect to any Alaska Pacific Plan, and all contributions required to be made under the terms of any Alaska Pacific Plan have been timely made;

(ii)  each Alaska Pacific Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Alaska Pacific Plan;

(iii)  there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of Alaska Pacific, threatened, relating to the Alaska Pacific Plans, any fiduciaries thereof with respect to their duties to the Alaska Pacific Plans or the assets of any of the trusts under any of Alaska Pacific Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv)  no Alaska Pacific Plan is subject to Title IV of ERISA or subject to Section 4.12 of the Code;

(v)  no Alaska Pacific Plan is a “multiemployer plan” (within the meaning of ERISA section 3(37));

(vi)  Alaska Pacific and Alaska Pacific Bank do not maintain any Alaska Pacific Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and Alaska Pacific and Alaska Pacific Bank are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation. No Alaska Pacific “group health plan” provides any benefits after termination of employment except as required by the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code; and

(vii)  none of the Alaska Pacific Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the Transactions or that could result in any “excess parachute payments” which would result in the loss of a deduction under Section 280G of the Code or which would be subject to an excise Tax under Section 4999 of the Code .

(c)  Each Alaska Pacific Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code, and (ii) IRS Notice 2005-1, and in compliance with the final regulations under Section 409A  and any other applicable IRS guidance since January 1, 2008. No Alaska Pacific Plan that would be a nonqualified deferred compensation plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA.

Section 4.14  Labor Matters. Alaska Pacific and Alaska Pacific Bank are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Within the past two (2) years prior to the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of Alaska Pacific, threatened, any labor dispute, work stoppage, labor strike or lockout against Alaska Pacific or Alaska Pacific Bank by employees. No employee of Alaska Pacific or Alaska Pacific Bank is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of Alaska Pacific, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. To the Knowledge of Alaska Pacific, no executive officer of Alaska Pacific or Alaska Pacific Bank is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Alaska Pacific or Alaska Pacific Bank to any liability with respect to any of the foregoing matters. Alaska Pacific and Alaska Pacific Bank are in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.

Section 4.15  Taxes.

(a)  All Tax Returns required by applicable Law to be filed by or on behalf of Alaska Pacific or its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects.

(b)  Alaska Pacific and its Subsidiaries have each withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)  Neither Alaska Pacific nor any of its Subsidiaries (1) is delinquent in the payment of any Tax, (2) has incurred, since the Balance Sheet Date, any liability for Taxes other than in the ordinary course of business, (3) has any liability for Taxes other than Taxes of Alaska Pacific and Alaska Pacific Bank (except for amounts incurred pursuant to contracts, the principal purpose of which is not the allocation of responsibility for Taxes, entered into in the ordinary course of business with vendors, customers, lessees and the like), (4) as of the date hereof, has received written notice of any actual or proposed deficiencies or assessments for Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the balance sheet included in the Alaska Pacific SEC Documents to the extent required by GAAP, or (5) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)  No Liens for Taxes exist with respect to any assets or properties of Alaska Pacific or its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.

(e)  Neither Alaska Pacific nor its Subsidiaries is a party to or bound by any closing agreement or similar agreement with respect to Taxes, and there are no material adjustments under Section 481 of the Code that have been requested by Alaska Pacific or proposed in writing by any Governmental Entity with respect to Alaska Pacific or any of its Subsidiaries, in each case that is reasonably expected to increase the liability of Alaska Pacific or any of its Subsidiaries for Taxes following the Closing Date.

(f)  Neither Alaska Pacific nor any of its Subsidiaries has participated in a transaction that is, or is reasonably likely to be deemed to be, a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in United States Department of the Treasury Regulation Section 1.6011-4(b)(1).

(g)  As of the date of this Agreement, there are no proceedings now pending, or to the Knowledge of Alaska Pacific, threatened against or with respect to Alaska Pacific or any of its Subsidiaries with respect to any Tax.

(h)  Neither Alaska Pacific nor any of its Subsidiaries  is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(i)  As used in this Agreement:

(i)  “Tax” or “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts; and

(ii)  “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

Section 4.16  Contracts.

(a)  Except for Material Contracts filed in unredacted form as exhibits to the Alaska Pacific SEC Documents,  Section 4.16 of Alaska Pacific Disclosure Schedule lists each of the following types of contracts (current copies of which have been provided to Northrim) to which Alaska Pacific or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)  any contract that would be required to be filed by Alaska Pacific as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Alaska Pacific on a Current Report on Form 8-K under the Exchange Act;

(ii)  any contract that limits the ability of Alaska Pacific or Alaska Pacific Bank to compete in any line of business or with any Person or in any geographic area or, to Alaska Pacific’s Knowledge, upon consummation of the Merger will materially restrict the ability of Northrim or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(iii)  any contract to which any Affiliate, officer, director, employee or consultant of Alaska Pacific is a party or beneficiary (except with respect to loans to directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to such loans);

(iv)  any contract that obligates Alaska Pacific or Alaska Pacific Bank (or, following the consummation of the Transactions, Northrim and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis;

(v)  any contract that limits the payment of dividends by Alaska Pacific or Alaska Pacific Bank;

(vi)  any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(vii)  any contract relating to indebtedness of Alaska Pacific;

(viii)  any contract that by its terms calls for aggregate payment by Alaska Pacific and Alaska Pacific Bank under such contract of more than $30,000 annually or more than $100,000 over the remaining term of such contract, other than deposit liabilities, the funding or purchase of Loans in the ordinary course of business consistent with past practice, or contracts that are terminable by Alaska Pacific or its Subsidiaries on 60 days or less notice without any required payment or other conditions (other than the condition of notice);

(ix)  any contract that provides for potential indemnification payments by Alaska Pacific or Alaska Pacific Bank or the potential obligation of Alaska Pacific or Alaska Pacific Bank to repurchase loans or leases other than pursuant to customary representations made in connection with the sale of Loans to Loan Investors;

(x)  any contract not entered into in the ordinary course of business between Alaska Pacific or Alaska Pacific Bank, on the one hand, and any Affiliate thereof other than Alaska Pacific Bank or Alaska Pacific on the other;

(xi)  any contract that is material to Alaska Pacific’s and Alaska Pacific Bank’s balance sheets or their financial conditions or results of operations;

(xii)  any contract that provides any rights to investors in Alaska Pacific, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Alaska Pacific Board; or

(xiii)  any contract that provides for payments of over $12,000 per year and that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement; or

(xiv)     any contract not of the type described in clauses (i) through (xiii) above and which involved the payments by, or to, Alaska Pacific or any of its Subsidiaries in the fiscal year ended December 31, 2012, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2013, of more than $50,000 (other than deposit liabilities and the funding or purchase of Loans in the ordinary course of business consistent with past practice).

Each contract of the type described in clauses (i) through (xiv) is referred to herein as a “Material Contract.”

(b)  (i) Each Material Contract is valid and binding on Alaska Pacific and Alaska Pacific Bank (to the extent Alaska Pacific Bank is a party thereto), as applicable, and on each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Alaska Pacific; (ii) Alaska Pacific and Alaska Pacific Bank, and, to the Knowledge of Alaska Pacific, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Alaska Pacific; and (iii) there is no default under any Material Contract by Alaska Pacific or Alaska Pacific Bank or, to the Knowledge of Alaska Pacific, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Alaska Pacific or any of its Subsidiaries or, to the Knowledge of Alaska Pacific, any other party thereto under any such Material Contract, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Alaska Pacific.

Section 4.17  Loan Portfolio.

(a)  Except as set forth in Section 4.17(a) of the Alaska Pacific Disclosure Schedule, as of the date hereof, neither Alaska Pacific nor Alaska Pacific Bank is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”),  under the terms of which the obligor was, as of June 30, 2013, over 90 days delinquent in payment of principal or interest or in default of any other provision or (ii) Loan with any director, executive officer or five percent (5%) or greater shareholder of Alaska Pacific or Alaska Pacific Bank, or to the Knowledge of Alaska Pacific, any Person, corporation or enterprise controlling, controlled by or under common control with, or an immediate family member of, any of the foregoing. Section 4.17(a) of the Alaska Pacific Disclosure Schedule sets forth (x) all of the Loans of Alaska Pacific or Alaska Pacific Bank that as of June 30, 2013, were classified by Alaska Pacific or Alaska Pacific Bank or any Bank Regulatory Authority as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Potential Problem Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of June 30, 2013, and the identity of the borrower thereunder, (y) by category of loan (i.e., commercial, consumer, etc.), all of the other Loans of Alaska Pacific and Alaska Pacific Bank that as of June 30, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of June 30, 2013, and (z) each asset of Alaska Pacific and Alaska Pacific Bank that as of June 30, 2013, was classified as “OREO” and the book value thereof.

(b)  Each Loan of Alaska Pacific and Alaska Pacific Bank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, (iii) is owned by Alaska Pacific and Alaska Pacific Bank free and clear of all liens, claims, and other charges on the Loans, and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)  Alaska Pacific has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Alaska Pacific satisfied in all material respects, (i) Alaska Pacific’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), (ii) all applicable requirements of federal, state and local Laws, regulations and rules, (iii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Alaska Pacific or Alaska Pacific Bank, on the one hand, and any Agency, Loan Investor or Insurer, on the other hand, (iv) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (v) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(d)  Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by Alaska Pacific or Alaska Pacific Bank), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, Alaska Pacific’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(e)  The aggregate book value of Alaska Pacific’s and Alaska Pacific Bank’s non-performing assets as of June 30, 2013, is set forth in Section 4.17(e) of the Alaska Pacific Disclosure Schedule.

(f)  For purposes of this Section 4.17:

(i)  “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, Small Business Association or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Alaska Pacific or any of its Subsidiaries or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(ii)  “Loan Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Alaska Pacific or Alaska Pacific Bank or a security backed by or representing an interest in any such mortgage loan; and

(iii)   “Insurer” shall mean a Person who insures or guarantees for the benefit of the mortgagor all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Alaska Pacific or any of its Subsidiaries, including but not limited to the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the United States Department of Agriculture, Small Business Administration, the  United States Department of the Interior’s Bureau of Indian Affairs, the Alaska Industrial Development and Export Authority and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 4.18  Insurance. Alaska Pacific and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Alaska Pacific and its Subsidiaries reasonably has determined to be prudent and consistent with industry practice. Alaska Pacific and Alaska Pacific Bank are in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Alaska Pacific and Alaska Pacific Bank, Alaska Pacific and Alaska Pacific Bank are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 4.19  Properties. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Alaska Pacific, each of Alaska Pacific, Alaska Pacific Bank and First Services owns and has good and valid title to all of their respective owned real property and good title to all of its owned tangible personal property and has valid subsisting and enforceable leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens other than (a) those described in the Alaska Pacific SEC Documents, (b) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Alaska Pacific or Alaska Pacific Bank consistent with past practice and (d) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Alaska Pacific, Alaska Pacific Bank and First Services as currently conducted (“Permitted Liens”). None of such owned real property or leasehold interests in real property will be adversely affected by the consummation of the Merger, the Subsidiary Merger or the Bank Merger.  No representation is made under this Section 4.19 with respect to any intellectual property or intellectual property rights, which are the subject of Section 4.20.

Section 4.20  Intellectual Property.

(a)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Alaska Pacific, either Alaska Pacific or Alaska Pacific Bank owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Alaska Pacific Intellectual Property”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alaska Pacific, (a) there are no pending or, to the Knowledge of Alaska Pacific, threatened claims by any Person alleging infringement, misappropriation or dilution by Alaska Pacific or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the Knowledge of Alaska Pacific, the conduct of the businesses of Alaska Pacific and Alaska Pacific Bank has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither Alaska Pacific nor Alaska Pacific Bank has made any claim of an infringement, misappropriation or other violation by others of its rights to or in connection with Alaska Pacific Intellectual Property; (d) to the Knowledge of Alaska Pacific, no Person is infringing, misappropriating or diluting any Alaska Pacific Intellectual Property; (e) Alaska Pacific and Alaska Pacific Bank have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the Transactions will not result in the loss of, or give rise to any right of any third party to terminate any of Alaska Pacific’s or Alaska Pacific Bank’s rights or obligations under, any agreement under which Alaska Pacific or Alaska Pacific Bank grants to any Person, or any Person grants to Alaska Pacific or Alaska Pacific Bank, a license or right under or with respect to any Alaska Pacific Intellectual Property.

(b)  To Alaska Pacific’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Alaska Pacific’s and Alaska Pacific Bank’s business (collectively, “Alaska Pacific IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Alaska Pacific IT Systems are in good working condition (ordinary wear and tear excepted) to effectively perform all information technology operations necessary to conduct consolidated business as currently conducted. Neither Alaska Pacific nor Alaska Pacific Bank has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Alaska Pacific IT Systems. Alaska Pacific and Alaska Pacific Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Alaska Pacific nor Alaska Pacific Bank is in breach of any Material Contract related to any Alaska Pacific IT Systems.

Section 4.21  Fiduciary Accounts. Alaska Pacific and Alaska Pacific Bank have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither Alaska Pacific nor Alaska Pacific Bank, nor, to Alaska Pacific’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.22  State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder” or similar provision of any state anti-takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other Transactions. No “fair price” Law is applicable to such agreements or transactions.

Section 4.23  No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Alaska Pacific is a party or is otherwise bound.

Section 4.24  Affiliate Transactions. Except as set forth in Section 4.16 of the Alaska Pacific Disclosure Schedule, no executive officer or director of Alaska Pacific or Alaska Pacific Bank is a party to any Material Contract with or binding upon Alaska Pacific or Alaska Pacific Bank or any of their respective properties or assets or has any material interest in any material property owned by Alaska Pacific or Alaska Pacific Bank or has engaged in any material transaction with any of the foregoing since August 1, 2010.

Section 4.25  Brokers. No broker, investment banker, financial advisor or other Person, other than Keefe, Bruyette and Woods, Inc., the fees of which are set forth in Section 4.25 of the Alaska Pacific Disclosure Schedule, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Alaska Pacific or Alaska Pacific Bank.

Section 4.26  Opinion of Financial Advisor. Keefe, Bruyette and Woods, Inc. has delivered to Alaska Pacific Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of Shares. A copy of such opinion will promptly be delivered to Northrim following execution of this Agreement.

Section 4.27  Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Alaska Pacific, (a) Alaska Pacific and all of its Subsidiaries have complied with all federal, state or local Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to Persons or property involving any hazardous substance (“Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Alaska Pacific or its Subsidiaries or related to their respective owned real property or its leased properties, pursuant to any Environmental Law and, to Alaska Pacific’s Knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to Alaska Pacific’s Knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Alaska Pacific) under circumstances which could reasonably be expected to result in liability to or claims against Alaska Pacific relating to any Environmental Law; (e) to Alaska Pacific’s Knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law; and (f) there are not currently, and have not been historically, any underground storage tanks on any real property owned, leased, occupied or controlled at any time by Alaska Pacific or its Subsidiaries.   For purposes of this Section 4.27, “hazardous substance” shall mean (a) any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, and (b) petroleum and petroleum products, polychlorinated biphenyls and asbestos.

Section 4.28  Derivatives. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Alaska Pacific, each Derivatives Contract, whether entered into for Alaska Pacific’s and Alaska Pacific Bank’s own accounts, or for the account of one or more of its customers, were entered into (a) in accordance with prudent business practices and all applicable Laws and (b) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of Alaska Pacific or Alaska Pacific Bank, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and are in full force and effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Alaska Pacific, neither Alaska Pacific nor Alaska Pacific Bank, nor to Alaska Pacific’s Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of any Derivative Contract has been reflected in Alaska Pacific’s books and records in accordance with GAAP consistently applied.

Section 4.29  Agreements with Regulatory Agencies. Neither Alaska Pacific or any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement, informal agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since August 1, 2010, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”).  To Alaska Pacific’s Knowledge, no Regulatory Agreement is pending or threatened.

Section 4.30  No Agreements on Directorships. None of Alaska Pacific, Alaska Pacific Bank or any Affiliate of Alaska Pacific has entered into any agreement which obligates

Alaska Pacific or Alaska Pacific Bank to elect any individual to serve on the Alaska Pacific Board or the board of directors of Alaska Pacific Bank, and as of the date hereof, there are no obligations or commitments on the part of Alaska Pacific, or Alaska Pacific Bank or an Affiliate of Alaska Pacific to elect any individual to serve on Alaska Pacific Board or the board of directors of Alaska Pacific Bank.

Section 4.31  Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Alaska Pacific Disclosure Schedule and, including, without limitation, the Alaska Pacific SEC Documents as the same may be updated as of the date hereof, furnished to Northrim pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF NORTHRIM

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Northrim to Alaska Pacific prior to the execution of this Agreement (the “Northrim Disclosure Schedule”), Northrim represents and warrants to Alaska Pacific and Alaska Pacific Bank on behalf of the Northrim Parties as follows:

Section 5.1  Organization, Standing and Power.

(a)  Northrim is an entity duly organized, validly existing and in good standing under the Laws of the State of Alaska and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted,  and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Northrim.  Northrim is registered as a bank holding company under the BHC.

(b)  Northrim Bank is a state-chartered commercial bank duly organized, validly existing and in good standing under the Laws of the State of Alaska, has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Northrim Bank’s appropriate federal banking agency as defined in 12 U.S.C. § 1813(g) is the FDIC.

(c)  Northrim has previously made available to Alaska Pacific true and complete copies of the Northrim Articles and the Northrim Bylaws, and the articles of incorporation and bylaws of Northrim Bank in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Northrim is not in violation of any provision of the Northrim Articles or Northrim Bylaws. Northrim Bank is not in violation of any provision of the articles of incorporation or bylaws of Northrim Bank.

(d)  The deposit accounts of Northrim Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Northrim Bank. No proceedings for the revocation or termination of such deposit insurance are pending or, to Northrim’s or Northrim Bank’s Knowledge, threatened.

Section 5.2  Authority.

(a)  Each of the Northrim Parties has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by each such Northrim Party and the consummation by such Northrim Party of the Transactions have been duly authorized by all necessary corporate or similar action on the part of such Northrim Party and no other corporate proceedings on the part of such Northrim Party are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Northrim Parties and, assuming the due authorization, execution and delivery by Alaska Pacific and Alaska Pacific Bank, constitutes a valid and binding obligation of each such Northrim Party, enforceable against such Northrim Party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)  The Northrim Board, at a meeting duly called and held at which all directors of Northrim were present, duly approved this Agreement, the Transactions, and the Bank Merger which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 5.3  No Conflict; Consents and Approvals.

(a)  The execution, delivery and performance of this Agreement by the Northrim Parties does not, and the consummation of the Merger and the other Transactions and compliance by each of Northrim and Northrim Bank with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Northrim, or any of its Subsidiaries, under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Northrim Articles or Northrim Bylaws or the articles of incorporation or bylaws of Northrim Bank, (ii) any Contract to which a Northrim Party is a party or by which any Northrim Party or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any Law applicable to any Northrim Party or by which any Northrim Party or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Northrim.

(b)  No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to any Northrim Party in connection with the execution, delivery and performance of this Agreement by any Northrim Party or the consummation by the Northrim Parties of the Transactions or compliance with the actions contemplated or in connection with this Agreement, except for (i) filings of applications and notices with, or requests for approvals or waivers from, as applicable, federal and state banking authorities and other Bank Regulatory Authorities, (ii) the filing of the S-4 Registration Statement and the Prospectus/Proxy Statement with the SEC, (iii) such filings and reports as may be required pursuant to the applicable requirements of state or federal securities, takeover and “blue sky” Laws in connection with the issuance of the Northrim Common Stock in the Merger, (iv) filings with the Nasdaq Stock Exchange regarding the listing of the Northrim Common Stock to be issued in the Merger (v) the filing of the Articles of Merger with the Alaska Division of Corporations and Professional Licensing (corporations section) as required by the ACC and filings of articles of merger or combination with applicable Bank Regulatory Authorities in connection with the Merger, the Subsidiary Merger and the Bank Merger, (vi) the approval of the Bank Regulatory Authorities  and (viii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Northrim.

Section 5.4 Compliance with Laws.

(a)  Each Northrim Party has in effect all material Permits, necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. All such Permits are in full force and effect. Northrim and its Subsidiaries have complied in all material respects with, and none of them is in default or violation in any material respect of, (i) any applicable Law, including, without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and Northrim does not know of, and has not received since August 1, 2010, written notice of, any material defaults or material violations of any Law.

(b)  Each Northrim Party has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder, except where such non-compliance would not have a Material Adverse Effect on Northrim.

Section 5.5  Certain Information. The S-4 Registration Statement will not contain any untrue statement of material fact or omit to state any material fact required or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the S-4 Registration Statement is declared effective by the SEC. None of the information supplied or to be supplied by or on behalf of Northrim for inclusion or incorporation by reference in the Prospectus/Proxy Statement included in the S-4 Registration Statement will contain any untrue statement of material fact or omit to state any material fact required or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the Prospectus/Proxy Statement is first mailed to Alaska Pacific’s shareholders, at the date of mailing of any amendments or supplements thereto and at the time of Alaska Pacific Meeting. Notwithstanding the foregoing, Northrim makes no representation or warranty with respect to statements included or incorporated by reference in either the S-4 Registration Statement or the Prospectus/Proxy Statement based on information supplied by or on behalf of Alaska Pacific, its Subsidiaries or Alaska Pacific’s Representatives.

Section 5.6  Brokers. Except for Jean-Luc Servat, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Northrim or any of the Northrim Parties.

Section 5.7  Financial Statements and SEC Filings.

(a)  Each of the consolidated balance sheets of Northrim and the related consolidated statements of income (loss), statements of stockholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last three (3) years included in any annual report and all other reports, registration statements, definitive proxy statements or information statements filed during the last three (3) years or to be filed by Northrim on or prior to the Effective Time with the SEC under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Northrim SEC Reports”) as of the date filed (or the filing date of any amendments thereto), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) each of the balance sheets or statements of condition contained in or incorporated by reference into any such Northrim SEC Report (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Northrim as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows in such Northrim SEC Reports (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Northrim for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(b)  For the last three (3) years, Northrim has filed all Northrim SEC Reports required to be filed under applicable Law.  As of their respective filing dates or the filing dates of amendments, the Northrim SEC Reports complied as to form in all material respects with the requirements of the Exchange Act, and none of the Northrim SEC Reports as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  The records, systems, controls, data and information of the Northrim Parties are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Northrim or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.7(c).  Northrim (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed and maintained to ensure that material information relating to Northrim, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Northrim by others within those entities, and (ii) has disclosed, based on the most recent evaluation by such officers prior to the date hereof, to Northrim’s outside auditors and the audit committee of the Northrim Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Northrim’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Northrim’s internal controls over financial reporting.  These disclosures, if any, were made in writing by management to Northrim’s auditors and audit committee and a copy has previously been made available to Alaska Pacific.  As of the date hereof, Northrim knows of no reason related to Northrim to believe that Northrim’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to extent expressly permitted by such rules and regulations), when next due.

(d)  Since December 31, 2011, (i) through the date hereof, neither Northrim Party nor, to Northrim’s Knowledge, any director, officer, employee, auditor, accountant or representative of any Northrim Party has received any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of any Northrim Party or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Northrim Party has engaged in questionable accounting or auditing practices and (B) no attorney representing any Northrim Party, whether or not employed by a Northrim Party, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by  any Northrim Party or any of their respective officers, directors, employees, or agents to the Northrim Board or any committee thereof or to any director or officer of Northrim.

(e)  As of the date hereof, the independent registered public accounting firm engaged to express its opinion with respect to the consolidated financial statements included in the Northrim SEC Reports is, and has been throughout the periods covered thereby

“independent” within the meaning of Rule 2-01 of Regulation S-X. Moss Adams LLP has not resigned or been dismissed as an independent public accountant of Northrim as a result of or in connection with any disagreement with Northrim on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(f)  Since the date of Northrim’s last definitive proxy statement for its annual meeting of its shareholders to the date hereof and except as disclosed in Section 5.7(f) of the Northrim Disclosure Schedule, no event has occurred that would be required to be reported by Northrim pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(g)  Northrim is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Exchange.

Section 5.8  Records and Reports.  Northrim and its Subsidiaries have timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (A) the Federal Reserve and (B) any other Bank Regulatory Authority, and all other material reports and statements required to be filed by it since December 31, 2010, including, without limitation, the rules and regulations of the FDIC, the Division or any other Bank Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Bank Regulatory Authority with which they were filed.

Section 5.9  Absence of Undisclosed Liabilities.   Except as set forth in the Northrim SEC Reports (including the financial statements included therein) and except as arising hereunder, the Northrim Parties have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) at June 30, 2013, other than liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Northrim SEC Reports, in connection with the Transactions or this Agreement, all debts, liabilities, guarantees and obligations of the Northrim Parties incurred since the Balance Sheet Date to the date hereof have been incurred in the ordinary course of business and are usual and normal in amount, both individually and in the aggregate.

Section 5.10  Absence of Changes.  Except as set forth in the Northrim SEC Reports, since the Balance Sheet Date, (a) the Northrim Parties have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Northrim; and (c) none of Northrim Parties has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants of Northrim set forth in Article 7.

Section 5.11  Adequate Shares; Financing.  As of the date hereof and as of the Effective Time, Northrim has sufficient authorized but unissued shares of Northrim Common Stock to issue the aggregate number of shares of Northrim Common Stock to be issued for the Total Stock Amount in the Merger.  Northrim has the aggregate or readily available financing to fund the cash consideration to be paid in the Merger.

Section 5.12  Capitalization and Listing.

(a)           As of August 31, 2013, the authorized capital stock of Northrim consisted of 10,000,000 shares of Northrim Common Stock, of which 6,515,414 shares of Northrim Common Stock were issued and outstanding, and 2,500,000 shares of preferred stock, of which no shares were outstanding.  The outstanding shares of Northrim Common Stock have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person.  As of August 31, 2013, 258,988 shares of Northrim Common Stock were reserved for issuance upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units granted under Northrim’s stock option plans and 153,226 shares of Northrim Common Stock were available for future grants of stock options and restricted stock units under Northrim’s stock option plans.

(b)           The shares of Northrim Common stock to be issued in the Merger will be duly authorized and, when issued in the Merger, all such shares of Northrim Common Stock will be (i) validly issued as fully paid and non-assessable; and (ii) listed for trading on the Nasdaq Stock Exchange.

Section 5.13  Litigation. Except as set forth in the Northrim SEC Reports, there is no Action (or basis therefor) pending or, to the Knowledge of Northrim, threatened against or affecting Northrim or any of its Subsidiaries, any of their respective properties or any of their respective assets. Neither Northrim nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. Since August 1, 2010 (i) there have been no subpoenas, written demands, or document requests received by Northrim or any Affiliate of Northrim from any Governmental Entity, except such as are received by Northrim or any Affiliate of Northrim in the ordinary course of business or as are not, individually or in the aggregate, material to Northrim taken as a whole, and (ii) no Governmental Entity has requested that Northrim or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 5.14  Labor Matters.  Northrim and Northrim Bank are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Within the past two (2) years prior to the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of Northrim, threatened, any labor dispute, work stoppage, labor strike or lockout against Northrim or Northrim Bank by employees. No employee of Northrim or Northrim Bank is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of Northrim, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. To the Knowledge of Northrim, no executive officer of Northrim or Northrim Bank is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Alaska Pacific or Alaska Pacific Bank to any liability with respect to any of the foregoing matters. Northrim and Northrim Bank are in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.

Section 5.15  Agreements with Regulatory Agencies.  Neither Northrim nor Northrim Bank is subject to any Regulatory Agreement. To Northrim’s Knowledge, no Regulatory Agreement is pending or threatened.

Section 5.16  Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Northrim Disclosure Schedule and, including, without limitation, the Northrim SEC Documents as the same may be updated as of the date hereof, furnished to Alaska Pacific pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE 6.   COVENANTS OF ALASKA PACIFIC

Section 6.1  Alaska Pacific Forbearances. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.1 of the Alaska Pacific Disclosure Schedule, without the prior written consent of Northrim (which prior written consent shall be deemed to have been given: (A) for purposes of Sections 6.1(i), or 6.1(l), if Northrim has not objected to a proposed action by Alaska Pacific and/or its Subsidiaries on or before ten (10) Business Days after written notice thereof by Alaska Pacific has been received by Northrim and (B) for purposes of Section 6.1(s), if Northrim has not objected to a proposed action by Alaska Pacific and/or its Subsidiaries on or before three (3) Business Days after written notice thereof by Alaska Pacific has been received by Northrim), Alaska Pacific will not, and will cause each of its Subsidiaries not to:

(a)  Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Northrim the goodwill of the customers of Alaska Pacific and its Subsidiaries and others with whom business relations exist.

(b)  Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any Equity Securities, except in connection with the exercise of the TARP Warrant.

(c)  Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (except for the payment of quarterly dividends on the TARP Stock, pursuant to the terms of the

TARP Stock and cash dividends from Alaska Pacific Bank to Alaska Pacific to be used solely for the purposes of payment of such quarterly dividends on the TARP Stock and/or the repurchase or redemption of the TARP Stock), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)  Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of Alaska Pacific or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) for an amount greater than $50,000, except for retention bonuses up to an aggregate amount of $75,000, for changes that are required by applicable Law and salary and wage increases in the ordinary course of business consistent with both past practices and Alaska Pacific’s three-year business plan, dated December 20, 2012 provided to Northrim from Alaska Pacific.

(e)  Hiring. Hire any Person as an employee of Alaska Pacific or any of its Subsidiaries or promote any employee, except (i) to fill existing vacancies at Alaska Pacific Bank as set forth on Section 6.1(e) of the Alaska Pacific Disclosure Schedule, (ii) to satisfy contractual obligations existing as of the date hereof as set forth on Section 6.1(e) of the Alaska Pacific Disclosure Schedule and (iii) to fill any vacancies arising after the date hereof provided such Person’s employment is terminable at the will of Alaska Pacific or any of its Subsidiaries, as applicable, and he or she is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transactions or consummation thereof.

(f)  Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable Law, (ii) as required under the terms of a contract, plan, arrangement or agreement existing as of the date hereof and set forth on Section 6.1(f) of Alaska Pacific Disclosure Schedule, or (iii) as directed by the IRS in order to receive a favorable determination letter), any Alaska Pacific Plan or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Alaska Pacific or its Subsidiaries or take any action to accelerate the vesting or exercisability of compensation or benefits payable thereunder.

(g)  Dispositions. Except for the sale of OREO or other foreclosed assets with a value less than $100,000 that is sold in the ordinary course of business consistent with past practices, or as permitted pursuant to Section 6.1(r), sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties.

(h)  Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 6.1(r)), deposits or properties of any other entity.

(i)  Capital Expenditures. Make any capital expenditures other than (A) emergency repairs and replacements, and (B) other capital expenditures in the ordinary course of business consistent with past practice, in each case, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j)  Governing Documents. Amend Alaska Pacific Articles or Alaska Pacific Bylaws or the federal stock charter or bylaws (or equivalent documents) of Alaska Pacific Bank or any other Subsidiary of Alaska Pacific or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)  Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in Laws or regulations or GAAP.

(l)  Marketing. Introduce any material new marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Northrim prior to the date hereof).

(m)  Contracts. Except as otherwise permitted under this Section 6.1 and the renewal of the current mortgage annex lease in Juneau for a term of one year with tenant possessing the right to terminate on 90 days prior written notice without penalty, the renewal of the Mission Street lease in Ketchikan Alaska for a period of 10 months ending December 31, 2014, and the renewal of the current lease for the branch in Sitka for a term of five years, enter into, cancel, fail to renew or terminate any Contract for an amount in excess of $25,000 or amend or modify in any material respect any of its existing Contract for an amount in excess of $25,000.

(n)  Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Alaska Pacific or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Alaska Pacific or any of its Subsidiaries of an amount which (i) exceeds $25,000, (ii) would impose any material restriction on the business of Alaska Pacific or any of its Subsidiaries, (iii) or create precedent for claims that are reasonably likely to be material to Alaska Pacific and its Subsidiaries taken as a whole.

(o)  Banking Operations. Enter into any new line of business; introduce any new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(p)  Derivatives Contracts. Enter into any Derivatives Contract.

(q)  Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)  Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any non-mortgage debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less or (ii) except as expressly contemplated hereunder, dispose of any debt security or Equity Investment other than sales above book value in the ordinary course of business consistent with past practice.

(s)  Loans. (i) Make, renew or otherwise modify any Loan, other than Loans made or acquired in the ordinary course of business consistent with past practice and in compliance with Alaska Pacific Bank’s internal loan policies and loan and overdraft approval limits in effect on May 21, 2013 which have (1) in the case of consumer Loans, a principal balance not in excess of $350,000 on a secured basis and $100,000 on an unsecured basis, and (2) in the case of commercial Loans, a principal balance not in excess of $400,000 on a secured basis and $150,000 on an unsecured basis and (3) in the case of residential construction loans a principal balance not in excess of $400,000,  and (4) which would not result in the total loans to one borrower or related group of borrowers in excess of $1,000,000, and (5) which do not require the approval of Alaska Pacific Bank’s senior loan committee or director loan committee; or (ii) renew or modify any Loan classified as “Special Mention” or more severe with a principal balance greater than $100,000,  or (iii) make, renew or otherwise modify any Loan to an officer or director or other related party or (iv) make any loan outside the Southeast Alaska market area or (v) purchase or sell any Loan or Loan participations except in the ordinary course of business consistent with past practice in the single family mortgage loan operations.

(t)  Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)  Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of Alaska Pacific or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Alaska Pacific or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v)  Antitakeover Statutes. Take any action that would cause this Agreement or the Transactions to be subject to the provisions of any Takeover Laws.

(w)  Transactions with Insiders. Make or propose to make any loan to or enter into any transaction with any of the directors or executive officers of Alaska Pacific or any of its Subsidiaries or any Affiliate thereof, except renewals of Loans with any of the foregoing existing as of the date hereof in accordance with applicable Laws and with Alaska Pacific Bank’s lending policies and consistent with past practices.

(x)  Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or materially impede or delay the Transactions; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 9 not being satisfied, (C) a material violation of any provision of this Agreement, except as may be required by applicable Law or regulation, or (D) a material delay in the ability of Northrim or Alaska Pacific to perform any of their respective obligations under this Agreement on a timely basis.

(y)  Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.2  Books and Records. Maintain the books and records of Alaska Pacific and its Subsidiaries in material compliance with applicable legal and accounting requirements, so that such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Alaska Pacific and its Subsidiaries.

Section 6.3  Alaska Pacific Meeting.  The Alaska Pacific Board shall duly and properly, in accordance with the ACC, notice and convene, and thereafter shall cause to occur, a meeting of the holders of Alaska Pacific Common Stock (the “Alaska Pacific Meeting”) for purposes of approval of this Agreement, including the Merger, and at such meeting shall submit to such shareholders a motion contemplating the adoption of the Shareholder Approval. Except in the case of a Change in Recommendation, the Alaska Pacific Board shall recommend that the holders of Alaska Pacific Common Stock approve this Agreement, including the Merger, and shall not withdraw or modify in any manner adverse to Northrim any such recommendation. For the avoidance of doubt, a Change in Recommendation shall not excuse the obligations of Alaska Pacific Board to convene Alaska Pacific Meeting and to take a vote regarding Shareholder Approval pursuant to the first sentence of this Section 6.3. In connection with the Alaska Pacific Meeting, the Alaska Pacific Board shall (a) deliver the Prospectus/Proxy Statement (or cause the Prospectus/Proxy Statement to be delivered) to each holder of record of Alaska Pacific Common Stock as of the applicable record date; and (b) take such actions (including delivering such amendments and supplements to the Prospectus/Proxy Statement as may be reasonably necessary or appropriate) to cause the Prospectus/Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.4  Access; Information.

(a)  Alaska Pacific agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Northrim and Northrim’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors, subject to independent auditor consent), Alaska Pacific IT Systems, properties, personnel and advisors of Alaska Pacific and to such other information relating to Alaska Pacific as Northrim may reasonably request and, during such period, it shall furnish promptly to Northrim (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of Alaska Pacific as Northrim may reasonably request.

(b)  Northrim agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Alaska Pacific and Alaska Pacific’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the personnel and advisors of Alaska Pacific and to such other information relating to Alaska Pacific as Northrim may reasonably request and, during such period.

(c)  During the period from the date of this Agreement to the Effective Time, Alaska Pacific shall, upon the request of Northrim, cause one or more of its designated representative to confer on a monthly or more frequent basis with representatives of Northrim regarding its financial condition, operations and business and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than 20 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Alaska Pacific will deliver to Northrim its consolidated balance sheet and consolidated profit and loss statements, without related notes, prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, Alaska Pacific will deliver to Northrim its consolidated balance sheet and consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Within 20 days after the end of each month, Alaska Pacific will deliver to Northrim a consolidated balance sheet and consolidated profit and loss statements, without related notes, prepared in accordance with GAAP as well as materials provided to the Alaska Pacific Board in connection therewith.

(d)  All information furnished pursuant to this Section 6.4 shall be subject to this Agreement and the provisions of that certain non-disclosure agreement dated as of June 10, 2013, between Alaska Pacific and Northrim and that certain letter agreement dated as of March 25, 2013 by and among Alaska Pacific, Keefe, Bruyette and Woods, Inc. and Northrim  (together, the “Confidentiality Agreements”).

(e)  Alaska Pacific shall give reasonable notice to Northrim of all board and committee meetings (including board and committee meetings of Alaska Pacific and its

Subsidiaries), and all meetings of the shareholders of Alaska Pacific and, if known, the agenda for or business to be discussed at such meeting. Alaska Pacific shall also provide to Northrim all written agendas and meeting or written consent materials provided to the directors of Alaska Pacific and each Alaska Pacific Subsidiary in connection with Board and committee meetings, excluding materials subject to an attorney-client privilege or constituting attorney work product or that Alaska Pacific or a Alaska Pacific Subsidiary is not permitted to disclose under Law. All information obtained by Northrim at these meetings shall be treated in confidence as provided in this Section 6.4.

Section 6.5  Certain Policies. Prior to the Effective Date, each of Alaska Pacific and its Subsidiaries shall, to the extent permitted by and consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws, use its reasonable best efforts to modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Northrim; provided, however, that (a) no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 9.1, and (b) Alaska Pacific and its Subsidiaries shall not be required to take such actions more than one day prior to the Effective Time or prior to the time Northrim agrees in writing that all of the conditions to its obligation to close as set forth in Section 9.3 have been satisfied or waived; and further provided that in any event, no accrual or reserve made by Alaska Pacific or any of its Subsidiaries pursuant to this Section 6.5 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Alaska Pacific or its management with any such adjustments.

Section 6.6  Acquisition Proposals.

(a)  Alaska Pacific agrees that

(i)  From the date of this Agreement through the Effective Time or the valid termination of this Agreement, Alaska Pacific (or Alaska Pacific Bank) shall not, and shall cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) retained by it (or Alaska Pacific Bank) not to, directly or indirectly through another Person, (A) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal as defined in paragraph (f) of this Section 6.6, (B) furnish information or access to any Person that has made an Acquisition Proposal to the Alaska Pacific Board or that makes an Acquisition Proposal to the Alaska Pacific Board after the date hereof (C) participate in any discussions or negotiations regarding any Acquisition Proposal;

(ii)  notwithstanding Section 6.6(a)(i) above, prior to the receipt of the Shareholder Approval, Alaska Pacific may, directly or indirectly through its Representatives,

(A) furnish information and access to any Person that has made an Acquisition Proposal to the Alaska Pacific Board or that makes an Acquisition Proposal to the Alaska Pacific Board after the date hereof and (B) participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, if and only if, in either such case set forth in clause (A) or (B) of this sentence, (1) such Acquisition Proposal did not result from a breach of Section 6.6(a), (2) the Alaska Pacific Board determines in good faith, after consultation with Alaska Pacific’s financial and legal advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal, as that term is defined in paragraph (f) of this Section 6.6, and (3) Alaska Pacific receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects (x) no less favorable to Alaska Pacific and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the confidentiality agreement between Northrim and Alaska Pacific and any information provided to such Person has previously been provided to Northrim or is provided to Northrim concurrently with its provision to such Person;

(iii)  notwithstanding anything in this Agreement to the contrary, Alaska Pacific shall (A) promptly (but in no event later than two (2) Business Days) advise Northrim, orally and in writing, of (1) the receipt by it (or any of its Representatives ) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Alaska Pacific or Alaska Pacific Bank or for access to the properties, books or records Alaska Pacific or Alaska Pacific Bank by any Person or entity that informs the Alaska Pacific Board or the board of directors of Alaska Pacific Bank that it is considering making, or has made, an Acquisition Proposal and (2) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (B) keep Northrim fully informed of the status and material details of any such proposal or inquiry and any material developments with respect thereto; and

(iv)  Alaska Pacific shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been given prior to the date hereof under any such provisions authorizing any Person to make an Acquisition Proposal.

(b)  Prior to the date of Alaska Pacific Meeting, Alaska Pacific may terminate this Agreement, if (i) the Alaska Pacific Board authorizes Alaska Pacific, subject to complying with the terms of this Section 6.6, to enter into a definitive agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of this Agreement, Alaska Pacific enters into a definitive agreement with respect to a Superior Proposal.

(c)  Except as expressly permitted by this Section 6.6(c), neither the Alaska Pacific Board nor any committee thereof shall (i) fail to make, withdraw, modify, qualify or place any condition on, or propose publicly to withhold, withdraw, modify, qualify or place any condition on, in any manner adverse  to Northrim, its favorable recommendation for the approval and adoption of this Agreement, including the Merger, by the shareholders of Alaska Pacific (it being understood that publicly taking a neutral position or no position with respect to an

Acquisition Proposal at any time beyond ten (10) Business Days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification of the Alaska Pacific Recommendation), or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal other than the Merger (any of the foregoing, a “Change in Recommendation”).  In addition to the foregoing, Alaska Pacific shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.  Notwithstanding the foregoing, and subject to Section 6.6(d), prior to the date of the Alaska Pacific Meeting, the Alaska Pacific Board may effect a Change in Recommendation if it concludes in good faith (and based on the advice of its outside legal advisors) that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Alaska Pacific Board’s fiduciary duties under applicable Law.

(d)  Prior to terminating this Agreement pursuant to Section 6.6(b) or making any Change in Recommendation in connection with an Acquisition Proposal pursuant to Section 6.6(c): (i) Alaska Pacific shall have complied in all respects with Section 6.6(a) and Section 6.6(e); (ii) Alaska Pacific shall have given Northrim written notice of the intention of the Alaska Pacific Board to take such action, with such notice specifying the material terms and conditions of the Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, a copy of all material documents relating thereto and a copy of and all information provided to such Person that had not previously been provided to Northrim, and ten (10) Business Days after delivery of such notice for Northrim to propose revisions to the terms of this Agreement (or make another proposal), and if Northrim proposes to revise the terms of this Agreement, Alaska Pacific shall not have submitted to the vote of its shareholders any Acquisition Proposal other than the Merger during the pendency of any negotiations during such ten (10) Business Day period between Alaska Pacific (including its financial and legal advisors) and Northrim and its Representatives with respect to such proposed revisions; (iii) the Alaska Pacific Board shall have determined in good faith, after considering the results of such negotiations with Northrim, if any, and giving effect to any proposals, amendments or modifications offered or agreed to by Northrim, if any, that such Acquisition Proposal constitutes a Superior Proposal; and (iv) Alaska Pacific simultaneously with a termination pursuant to Section 10.3(a) pays to Northrim in immediately available funds any fees required to be paid pursuant to Section 10.5(b).  In the event the Alaska Pacific Board does not make the determination referred to in clause (iii) of this paragraph, the Alaska Pacific Board shall not effect such termination or Change in Recommendation and thereafter if the Alaska Pacific Board determines that it proposes or intends to effect a termination of this Agreement or Change in Recommendation, the procedures referred to above shall apply to any subsequent proposed termination of this Agreement or Change in Recommendation.  In the event of any material revisions to any Acquisition Proposal subject to the provisions of this Section 6.6(d), Alaska Pacific shall be required to deliver a new written notice to Northrim and to again comply with the requirements of this Section 6.6(d) with respect to such new written notice.  For the avoidance of doubt, the right of Northrim to propose revisions to the terms of this Agreement (or make another proposal) in response to an Acquisition Proposal shall not be construed as an obligation to do so, and upon receiving notice of an Acquisition Proposal, Northrim may, in response thereto, take any action that is permitted of Northrim under this Agreement, including without limitation terminating this Agreement and exercising the remedies set forth in Article 10.

(e)  Alaska Pacific and Alaska Pacific Bank shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Northrim) conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all Persons other than Northrim who have been furnished confidential information regarding Alaska Pacific or Alaska Pacific Bank in connection with the solicitation of or discussions regarding an Acquisition Proposal promptly to return or destroy such information.

(f)  For purposes of this Agreement, the following terms shall have the following respective meanings:

(i)  “Acquisition Proposal”  means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of Alaska Pacific and Alaska Pacific Bank taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of Alaska Pacific or Alaska Pacific Bank, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of Equity Securities of Alaska Pacific or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alaska Pacific or Alaska Pacific Bank, other than the transactions contemplated by this Agreement.

(ii)  “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.6, that (1) relates to (A) the issuance by Alaska Pacific of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (B) the acquisition by any Person of any of (i) a majority of the outstanding Shares, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of Alaska Pacific, (2) is otherwise on terms that the Alaska Pacific Board determines in good faith, after consultation with Alaska Pacific’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to Alaska Pacific and its shareholders than the transactions contemplated by this Agreement and (3) is, in the reasonable judgment of the Alaska Pacific Board, reasonably capable of being completed on its stated terms, taking into account the material financial, regulatory, legal and other aspects of such inquiry, proposal or offer; provided, however, that under no circumstances shall the Alaska Pacific Board determine that an Acquisition Proposal is a Superior Proposal on the basis of anything other than the amount of cash and the then-current fair value of any securities or other consideration to be issued or paid to the holders of Alaska Pacific Common Stock, (but the Alaska Pacific Board may consider the impact of any Tax Laws upon the holders of Alaska Pacific Common Stock in connection with such Acquisition Proposal) or any earn-out, holdback, escrow, performance award, contingent value right or any other payment of any kind or nature whatsoever.

(g)  For avoidance of doubt, this Section 6.6 shall not survive the termination of this Agreement.

Section 6.7  Estoppel and Consent Letters. Alaska Pacific shall use its reasonable best efforts to obtain and deliver to Northrim at or prior to the Closing with respect to real estate (a) owned by Alaska Pacific or its Subsidiaries, an estoppel letter dated as of or before the Closing Date in the form of Exhibit H from all tenants, and (b) leased by Alaska Pacific or its Subsidiaries, a consent letter dated as on or before the Closing Date in the form of Exhibit I from each lessor whose consent is required to enter this Agreement and to complete the transaction contemplated hereunder.

Section 6.8  Owned Real Property. From the date of this Agreement until the Closing Date, Alaska Pacific shall inform Northrim prior to taking title to any property that would be treated as OREO and shall comply with Northrim’s reasonable requests to obtain and deliver to Northrim Phase I environmental reports or other credible evidence of the environmental condition with respect to each parcel of real property, and any and all such Phase I environmental reports or other evidence supplied to Northrim under this section shall be acceptable to Northrim in its reasonable discretion.

Section 6.9  Voting Support Agreements. Each director and executive officer of Alaska Pacific, as a holder of Alaska Pacific Common Stock, shall execute and deliver to Northrim simultaneously with the execution of this Agreement or at such time as the parties may otherwise agree a Voting Support Agreement.

Section 6.10  Change in Control Agreements. Unless otherwise directed by the executive entitled to the benefits of a change in control severance agreement, Alaska Pacific shall accrue, immediately prior to the Effective Time, all sums due and owing to such executives pursuant to such agreements as of the Effective Time.

Section 6.11  Exemption from Liability Under Section 16(b). Alaska Pacific and Northrim agree that, in order to most effectively compensate and retain Alaska Pacific insiders, both prior to and after the Effective Time, it is desirable that Alaska Pacific insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Alaska Pacific Common Stock into shares of Northrim Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.11. Assuming Alaska Pacific delivers to Northrim in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Alaska Pacific subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Alaska Pacific Insiders”), the board of directors of Northrim and of Alaska Pacific, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of Alaska Pacific Common Stock and Alaska Pacific Stock Options by the Alaska Pacific Insiders, and any acquisitions of Northrim Common Stock, or the stock issued pursuant to Section 3.1 by any Alaska Pacific Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Section 6.12  ESOP and 401(k) Matters.

(a)  ESOP Matters . The Alaska Pacific ESOP shall be terminated by Alaska Pacific in accordance with its terms effective as of the Effective Time and other appropriate amendments thereto necessary to effectuate such ESOP termination. Alaska Pacific shall continue to make contributions to the ESOP in accordance with applicable accruals and in the ordinary course of business. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any Shares held in the ESOP shall be converted into the Common Stock Merger Consideration and shall be allocated to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. As soon as practicable, Alaska Pacific shall prepare and file or cause to be filed all necessary documents with the IRS for a determination letter with respect to the termination of the ESOP. As soon as practicable following the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(b)  401(k) Plan Matters . Alaska Pacific and Alaska Pacific Bank shall take all actions necessary to terminate their 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan as of the Effective Time shall become fully vested upon termination of the 401(k) Plan. As soon as practicable following the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Northrim agrees to permit employees of Alaska Pacific who are continuing employees of Northrim to rollover their account balances in the 401(k) Plan (including outstanding loans against the 401(k) Plan) to Northrim’s 401(k) plan.

ARTICLE 7.  COVENANTS OF NORTHRIM

Section 7.1  Forbearances of Northrim.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Alaska Pacific, Northrim will not, and will cause each of its Subsidiaries not to:

(a)  Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or materially impede or delay the Transactions; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 9 not being satisfied, (C) a material violation of any provision of this Agreement, except as may be required by applicable Law or regulation, or (D) a material delay in the ability of Northrim or Alaska Pacific to perform any of their respective obligations under this Agreement on a timely basis.

(b)  Extraordinary Dividend. Other than in the ordinary course consistent with past practice, make, declare, pay or set aside for payment any extraordinary dividend to be paid to the shareholders of Northrim; provided, however, that nothing in this Section 7.1(b) shall be construed as limiting the ability of any Northrim Subsidiary to make, declare, pay or set aside for payment any dividend, if permitted by applicable Law, or otherwise by any Bank Regulatory Authority, dividends from any Northrim Subsidiary to Northrim.

(c)  Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 7.2  Indemnification; Director’s and Officer’s Insurance.

(a)  For a period of four (4) years after the Effective Time, Northrim agrees that it will indemnify and hold harmless each present and former director and officer of Alaska Pacific (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Alaska Pacific would have been permitted under the ACC and the Alaska Pacific Articles and the Alaska Pacific Bylaws and the charter and bylaws of Alaska Pacific Bank in effect on the date hereof to indemnify such Person (and Northrim shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the ACC and Alaska Pacific Articles and the Alaska Pacific Bylaws shall be made by independent counsel selected by Northrim. Further, Northrim shall assume, perform and observe the obligations of Alaska Pacific and Alaska Pacific Bank under any indemnity agreements in effect as of the date of this Agreement to indemnify such Persons for their acts and omissions occurring prior to the Closing Date in their capacity as officers or directors.

(b)  For a period of two (2) years from the Effective Time, Northrim shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the Indemnified Parties (determined as of the Effective Time) (as opposed to the portion that serves to reimburse Alaska Pacific) with respect to claims against such Indemnified Parties arising from facts or events which occurred at or before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Alaska Pacific;  provided, however, that in no event shall Northrim be required to expend on an annual basis more than 150% of the current amount expended on an annual basis by Alaska Pacific to maintain or procure such D&O Insurance; provided, further, that if Northrim is unable to maintain or obtain the D&O Insurance called for by this Section 7.2, Northrim shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of the Alaska Pacific may be required to make application and provide customary representations and warranties to Northrim’s insurance carrier for the purpose of obtaining such D&O Insurance.

(c)  If Northrim or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Northrim shall assume the obligations set forth in this Section 7.2.

Section 7.3  Nasdaq Stock Exchange. Northrim shall use its reasonable best efforts to cause the shares of Northrim Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq Stock Exchange subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, Alaska Pacific shall cooperate with Northrim and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the shares of Alaska Pacific Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE 8.   COVENANTS OF BOTH PARTIES

       Section 8.1     Registration Statement; Proxy Statement; Change of
               Recommendation

(a)  Alaska Pacific shall promptly prepare the letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to Alaska Pacific’s shareholders in connection with the Merger (including any amendments or supplements) (collectively, the “Proxy Statement”), and Northrim shall prepare a registration statement on Form S-4 to be filed with the SEC by Northrim in connection with the issuance of shares of Northrim Common Stock in the Merger (the “S-4 Registration Statement”), which will include the Proxy Statement and materials related to the offering of the Northrim Common stock in the Merger (the “Prospectus/Proxy Statement”) as promptly as practicable. Northrim and Alaska Pacific each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Alaska Pacific shall mail the Prospectus/Proxy Statement to the holders of Alaska Pacific Common Stock.

(b)  Alaska Pacific and Northrim each agrees, as to itself and its Subsidiaries, that (i) the S-4 Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to shareholders and at the time of the meeting of shareholders of Alaska Pacific to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its

Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement.  Alaska Pacific and Northrim will cause the S-4 Registration Statement (including the Prospectus/Proxy Statement) to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.  Each of Alaska Pacific and Northrim agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the S-4 Registration Statement or the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct such information.

       Section 8.2   Regulatory Filings

(a)  Each of Northrim and Alaska Pacific and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and notices and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities (including the Bank Regulatory Authorities) necessary to consummate the Transactions,  and the Bank Merger; and any initial filings with or notices to the Bank Regulatory Authorities shall be made by Northrim as soon as reasonably practicable after the execution hereof. Each of Northrim and Alaska Pacific shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Entity in connection with the Transactions, the Subsidiary Merger and the Bank Merger. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, the Subsidiary Merger and the Bank Merger, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions, the Subsidiary Merger and the Bank Merger.

(b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Entity.

       Section 8.3  Announcements.

(a)  Alaska Pacific and Northrim shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or, as applicable, the rules or regulations of the Nasdaq Stock Exchange. Alaska Pacific and Northrim shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions and this Agreement as reasonably requested by the other party.  Further, both Alaska Pacific and Northrim shall co-operate to ensure that all public announcement materials and other communication materials regarding the Merger are timely filed with the SEC in accordance with the requirements of both the Securities Act and the Exchange Act.

(b)  Northrim shall, jointly with Alaska Pacific, as soon as reasonably practicable after the execution and delivery of this Agreement, prepare and mail to each customer of Alaska Pacific Bank a letter describing the proposed Transactions and the anticipated impact of such Proposed Transactions on the customers of Alaska Pacific Bank.

Section 8.4  Investigations; Cooperation.

(a)  No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(b)  Alaska Pacific Bank and Northrim Bank shall cooperate in order to permit Northrim Bank to train Alaska Pacific Bank employees who are expected to continue employment with Northrim Bank, and Alaska Pacific Bank shall, as mutually scheduled by Alaska Pacific Bank and Northrim Bank, use its reasonable efforts to excuse such employees from their duties for the purpose of training and orientation by Northrim Bank. Alaska Pacific Bank and Northrim Bank shall also cooperate in order to allow Northrim Bank to utilize Alaska Pacific Bank employees to assist it in connection with preparing for the conversion of Alaska Pacific Bank’s data processing systems.  All of the foregoing shall be conducted at the expense of Northrim or Northrim Bank and in a manner that is not disruptive to the normal, usual and regular conduct of business by Alaska Pacific Bank.

       Section 8.5  Employment Matters.

(a)  No more than ten (10) Business Days following the date of this Agreement, Alaska Pacific will make available to Northrim in writing complete and accurate lists of the employees of Alaska Pacific and each of its Subsidiaries, including Alaska Pacific Bank.  Such employee lists shall be updated by Alaska Pacific and provided to Northrim thirty (30) calendar days prior to the Closing Date.

(b)  Northrim and Alaska Pacific agree that promptly following the execution of this Agreement, meetings shall be held at such locations as Northrim and Alaska Pacific shall mutually agree, for Northrim and Alaska Pacific to announce the proposed Transactions to the employees of Alaska Pacific and its Subsidiaries.  All employees of Alaska Pacific and Alaska Pacific Bank who are employed immediately prior to the Effective Time shall be continuing employees after the Effective Time at the same compensation with carryover of all accrued vacation and sick days.

(c)  As soon as administratively practicable after the Effective Time, Northrim shall take all reasonable action so that employees of Alaska Pacific and its Subsidiaries who are continuing employees of Northrim shall be entitled to participate in each employee benefit plan, program or arrangement of Northrim of general applicability (the “Northrim Benefit Plans”) to the same extent as similarly situated employees of Northrim and its Subsidiaries (it being understood that inclusion of the employees of Alaska Pacific and its Subsidiaries in Northrim Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Alaska Pacific and its Subsidiaries until such employees are permitted to participate in Northrim Benefit Plans and provided further, however, that nothing contained herein shall require Northrim or any of its Subsidiaries to make any grants to any former employee of Alaska Pacific or its Subsidiaries under any discretionary equity compensation plan of Northrim. Northrim shall cause each Northrim Benefit Plan in which employees of Alaska Pacific and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate, vesting of benefits, and for all other purposes (but not for accrual of pension benefits) under Northrim Benefit Plans, the service of such employees with Alaska Pacific and its Subsidiaries to the same extent as such service was credited for such purpose by Alaska Pacific and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Northrim to amend or terminate any of Alaska Pacific’s Benefit Plans in accordance with their terms at any time.

(d)  At such time as employees of Alaska Pacific or its Subsidiaries become eligible to participate in a medical, dental or health plan of Northrim or its Subsidiaries, Northrim shall cause each such plan to (i) waive any preexisting condition limitations and exclusions to the extent such conditions and exclusions are covered under the applicable medical, health or dental plans of Northrim, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time and to the extent permitted under the applicable Northrim Plan.

(e)  Each of Alaska Pacific, its Subsidiaries, and Northrim acknowledges and agrees that all provisions contained within this Section 8.5 with respect to Employees are included for the sole benefit of Alaska Pacific and Northrim and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with Alaska Pacific, its Subsidiaries, Northrim or any of their respective Affiliates.

(f)  Promptly following the Effective Time, Alaska Pacific and Northrim shall cause each employee of Alaska Pacific or its Subsidiaries who is not employed by Northrim or Northrim Bank following the Merger to be paid for unused vacation time in accordance with Alaska Pacific’s past practice.  All employees of Alaska Pacific or its Subsidiaries who are terminated by Alaska Pacific, a Alaska Pacific Subsidiary, by Northrim or a Northrim Subsidiary in connection with the Transactions or the Bank Merger or within one year following the Effective Time and who are not covered by specific change in control severance agreements shall be paid in accordance with the terms of the 1999 Alaska Federal Savings Bank Employee Severance Compensation Plan, whether or not such plan has expired,  and Northrim agrees to provide them access to outplacement counseling services for a reasonable amount of time after the Effective Time.

(g)  Upon consummation of the Merger, Northrim shall, or shall cause Northrim Bank to, honor each change in control severance agreement to which Alaska Pacific or Alaska Pacific Bank is a party with any of its employees. Northrim agrees and acknowledges that the Merger constitutes a change in control as defined in such change in control severance agreements, and agrees to terminate, at the Effective Time, the employment of each of the executive officers of Alaska Pacific who are subject to such change in control severance agreements and to pay at such time the change in control benefits owed to each Alaska Pacific executive officer under the terms of his or her change in control severance agreement.

(h)  Simultaneously with the execution of this Agreement, Northrim shall have received executed  retention agreements (the “Retention Agreements”) between Northrim Bank and certain executive officers of Alaska Pacific or Alaska Pacific Bank, pursuant to which such executive officers shall agree to serve as employees of Northrim Bank during a transition period following the Effective Time, and to perform such duties and have such position, title and authority  as may be assigned to such employees by Northrim Bank.

Section 8.6  Notification of Certain Matters. Each of Alaska Pacific and Northrim shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.  Specifically, each party shall promptly, and in any event within five (5) Business Days, inform the other party of any event, condition or circumstance that would constitute or give rise to, or might reasonably be expected to constitute or give rise (with the passage of time or the occurrence of reasonably anticipated events) to (i) any material breach of this Agreement by either party; or (ii) a Material Adverse Effect upon either party. The obligation to notify the other party of the matters contemplated by this Section 8.6 shall not affect the determination of whether a Material Adverse Effect has arisen or exists, and any such determination shall be made in accordance with the definition of “Material Adverse Effect” and with the applicable provisions of this Agreement.

Section 8.7  Antitakeover Statutes. Each of Northrim and Alaska Pacific and their respective Boards of Directors shall, if any Takeover Law becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement and the Transaction.

Section 8.8  Redemption of TARP Stock. Alaska Pacific shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Alaska Pacific or one of its Subsidiaries of all of the issued and outstanding shares of TARP Stock from the holders thereof before the Effective Time on terms deemed satisfactory by Alaska Pacific and Northrim.  In furtherance of the foregoing, Northrim shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Alaska Pacific in connection with such repurchase or redemption, including by (i) furnishing all information concerning Northrim and its Subsidiaries that Alaska Pacific or any applicable Governmental Entity may request in connection with such repurchase or redemption or with respect to the effects of such purchase on the surviving corporation or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Alaska Pacific deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among Northrim and Alaska Pacific and such holder) to effect the repurchase or redemption of such shares as Alaska Pacific may reasonably request (provided that neither Northrim nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger).  Prior to and at the Closing, Alaska Pacific shall take such reasonable actions as may be required in connection with repurchase or redemption of the TARP Stock.

Section 8.9  Payment of TARP Warrant. In the event the TARP Warrant shall not have been exercised on or before the Effective Time, Alaska Pacific shall use its commercially reasonable efforts to facilitate the conversion of the TARP Warrant into the Aggregate TARP Warrant Consideration, and the waiver by the Department of Treasury of any rights under the TARP Warrant to receive any other form of consideration in exchange for the conversion of the TARP Warrant in connection with the consummation of the Merger.

Section 8.10  Covenant Relating to the Tax Status of the Agreement. None of Northrim, Merger Sub or Alaska Pacific shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify or would reasonably be expected to disqualify the Merger and the Subsidiary Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 9.   CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1  Conditions to Each Party’s Obligation to Effect the Merger.

(a)  Alaska Pacific Shareholder Approval. The Shareholder Approval shall have been obtained.

(b)  Regulatory Approvals. All regulatory approvals required to consummate the Transaction, the Subsidiary Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any non-standard conditions, restrictions or requirements which Northrim Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Northrim would not have entered into this Agreement had such conditions, restrictions or requirements been known or could reasonably have been known at the date hereof.

(c)  No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)  Nasdaq Listing. The shares of Northrim Common Stock to be issued in exchange for Alaska Pacific Common Stock in the Transactions shall have been pre-approved for listing on the Nasdaq Stock Exchange, subject to official notice of issuance.

(e)  S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 9.2  Conditions to Obligation of Alaska Pacific. The obligation of Alaska Pacific to consummate the Merger is also subject to the fulfillment or written waiver by Alaska Pacific prior to the Effective Date of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Northrim set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Alaska Pacific shall have received a certificate, dated the Effective Date, signed on behalf of Northrim by the Chief Executive Officer and the Chief Financial Officer of Northrim to such effect. For purposes of this paragraph, such representations and warranties shall be deemed true and correct unless the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect of similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Northrim or prevent, materially delay or materially impair the ability of Northrim to consummate the transactions contemplated by this Agreement.

(b)  Performance of Obligations of Northrim. Northrim shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Alaska Pacific shall have received a certificate, dated the Effective Date, signed on behalf of Northrim by the Chief Executive Officer and the Chief Financial Officer of Northrim to such effect.

(c)  Certificate of Exchange Agent. Northrim shall have delivered a certificate of the Exchange Agent pursuant to Section 3.3.

(d)  No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Material Adverse Effect.

(e)  Board Representation. Northrim shall appoint up to one current member of the Alaska Pacific Board to serve as a director on the Northrim Board until the next annual meeting of Northrim’s shareholders at which time such appointee will stand for election for a term equal to the terms of Northrim’s other directors.  Compensation for such director (including compensation for committee assignments and like duties) will be consistent with Northrim’s compensation practices for other non-employee directors. The selection of such director(s) shall be at Northrim’s sole discretion and such appointment shall occur at or immediately after the Effective Date.

(f)  Other Actions. Northrim shall have furnished Alaska Pacific with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 9.1 and 9.2 as Alaska Pacific may reasonably request.

Section 9.3  Conditions to Obligation of Northrim. The obligation of Northrim to consummate the Merger is also subject to the fulfillment or written waiver by Northrim prior to the Effective Date of each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Alaska Pacific set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Alaska Pacific shall have received a certificate, dated the Effective Date, signed on behalf of Alaska Pacific by the Chief Executive Officer and the Chief Financial Officer of Alaska Pacific to such effect. For purposes of this paragraph, such representations and warranties shall be deemed true and correct unless the failure or failures of such representations and warranties to be true and correct, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect of similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Alaska Pacific or prevent, materially delay or materially impair the ability of Alaska Pacific to consummate the transactions contemplated by this Agreement.

(b)  Performance of Obligations of Alaska Pacific. Alaska Pacific shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Northrim shall have received a certificate, dated the Effective Date, signed on behalf of Alaska Pacific by the Chief Executive Officer and the Chief Financial Officer of Alaska Pacific to such effect.

(c)  Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of Alaska Pacific Common Stock.

(d)  Bank Merger. All regulatory approvals required to consummate the Subsidiary Merger and the Bank Merger, including without limitation the Regulatory Approvals, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Subsidiary Merger or the Bank Merger.

(e)  Performance of Obligations of Directors and Executive Officers. Northrim shall have received Voting Support Agreements executed and delivered by each director and executive officer of Alaska Pacific as contemplated by Section 6.9, each of which shall remain in full force and effect. The directors and executive officers who are shareholders of Alaska Pacific shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements.

(f)  Stockholders’ Equity and Reserves. As of the last business day of the month reflected in the Closing Financial Statements (the “Stockholders’ Equity Measuring Date”), (i) the Adjusted Stockholders’ Equity of Alaska Pacific shall not be less than $14.042 million and (ii) Alaska Pacific’s ALLL shall not be less than $1.719 million, in each case as determined in accordance with GAAP.  For purposes of this Section 9.3(f), “Adjusted Stockholders’ Equity” means the consolidated equity of Alaska Pacific as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in Alaska Pacific’s securities portfolio due to mark-to-market adjustments as of the Stockholders’ Equity Measuring Date, and adding the sum of: (A) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.5, 6.7 to 6.10, (B) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for Alaska Pacific (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid or accrued by Alaska Pacific prior to the Effective Time of $750,000 or less in the aggregate (exclusive of reasonable costs incurred or advanced by such Advisors), (C) Alaska Pacific Plans and retention bonus payments paid to certain Alaska Pacific employees in connection with the Transactions not to exceed $75,000 in the aggregate, and (D) the amounts paid to redeem the TARP Stock, (E) severance payments from the date of this Agreement until Closing.

(g)  Tax Opinion.  Alaska Pacific shall have received the opinion of Silver, Freedman & Taff, LLP Alaska Pacific’s legal advisor dated the Closing Date, in form and substance reasonably acceptable to Northrim, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Northrim and Alaska Pacific will be a party to that reorganization within the meaning of Section 368(b) of the Code.

(h)  Non-Solicitation/Non-Compete Agreements. Northrim shall have received a Non-Solicitation/Non-Competition Agreement (Directors), the forms of which are attached hereto as Exhibit B and Exhibit K (in the case of Scott Milner), executed and delivered by each of the directors of Alaska Pacific and Alaska Pacific Bank, a Non-Solicitation/Non-Competition Agreement (Executive), the form of which is attached hereto as Exhibit C, executed and delivered by each executive officer of Alaska Pacific and Alaska Pacific Bank as well as a Non-Solicitation Agreement from Julie Pierce, the form of which is attached hereto as Exhibit J, each of which shall remain in full force and effect.

(i)  Retention Agreements with Executive Officers. The Retention Agreements with certain executive officers of Alaska Pacific or Alaska Pacific Bank shall have been validly entered into by, and enforceable against, such executive officers at the Effective Time.

(j)  Total Deposits and Total Loans. On the Stockholders’ Equity Measuring Date, the average for the prior 45 days of Alaska Pacific’s total deposits and total loans shall not be less than $143.966 million and $140.977 million, respectively.

(k)  Consents. Alaska Pacific shall have obtained each of the consents listed in the Alaska Pacific Disclosure Schedule and any consents of the type required to be identified in the Alaska Pacific Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Northrim.

(l)  Estoppel Letters.  Alaska Pacific shall have obtained with respect to real estate (a) owned by Alaska Pacific or its Subsidiaries, an estoppel letter dated as of or before the Closing Date in the form of Exhibit H from all tenants, and (b) leased by Alaska Pacific or its Subsidiaries, a consent letter dated as on or before the Closing Date in the form of Exhibit I from each lessor whose consent is required to enter this Agreement and to complete the Transaction contemplated hereunder.  A copy of each such estoppel letter shall have been delivered to Northrim.

(m)  Directors’ Resignations. Northrim shall have received the written resignation of each director of Alaska Pacific (in such director’s capacity as a director of Alaska Pacific), effective as of the Effective Time.

(n)  Redemption of TARP Stock.  Alaska Pacific shall have caused, or shall have entered into one or more definitive agreements to effect, the repurchase or redemption by Alaska Pacific or Alaska Pacific Bank of all (of the issued and outstanding shares of TARP Stock from the holders thereof, before the consummation of the Merger.

(o)  Community Reinvestment Act Rating. Alaska Pacific Bank shall have at least a “satisfactory” rating under Community Reinvestment Act at the Closing Date.

(p)  Exercise or Amendment of TARP Warrant. Alaska Pacific shall have caused either the TARP Warrant to be converted into Shares or have caused the terms of the TARP Warrant to be amended to provide for the TARP Warrant to be converted solely into the Aggregate TARP Warrant Consideration.

(q)  No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Material Adverse Effect.

(r)  Legal Opinion. Alaska Pacific shall have furnished Northrim a legal opinion dated the Closing Date, in form and substance reasonably acceptable to Northrim.

(s)  Other Actions. Alaska Pacific shall have furnished Northrim with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 9.1 and 9.3 as Northrim may reasonably request.

ARTICLE 10.    TERMINATION

Section 10.1  Termination by Mutual Consent. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, whether before or after the Shareholder Approval, by the mutual written consent of Northrim and Alaska Pacific by action of their respective boards of directors.

Section 10.2  Termination by Either Northrim or Alaska Pacific. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, whether before or after the Shareholder Approval, by action of the board of directors of either Northrim or Alaska Pacific, in the event:

(a)  the Merger is not consummated by April 28, 2014, except to the extent that the failure of the Merger then to be consummated arises out or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 10.2(a), or (ii) any of the directors or executive officers of such party, which action or inaction is in violation of its obligations under this Agreement or, in the case of directors or executive officers of Alaska Pacific, his or her obligations under the Voting Support Agreement.

(b)  the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or if an application therefor shall have been permanently withdrawn at the request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.2(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(c)  the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at Alaska Pacific Meeting or at any adjournment or postponement thereof.

Section 10.3  Termination by Alaska Pacific.  This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, whether before or after the Shareholder Approval, by action of the Alaska Pacific Board if:

(a)  (i) Alaska Pacific is not in material breach of any of the terms of this Agreement, (ii) the Alaska Pacific Board authorizes Alaska Pacific, subject to written notice to Northrim pursuant to Section 6.6(b) and complying with the terms of Section 6.6, to enter into a definitive agreement with respect to a Superior Proposal, and (iii) Alaska Pacific simultaneously with such termination pays to Northrim in immediately available funds any fees required to be paid pursuant to Section 10.5(b).

(b)  There has been a breach of any representation or warranty of Northrim or Northrim Bank contained in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 9.2(a) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Alaska Pacific to Northrim.

(c)  Northrim shall have failed to comply in any material respect with any covenant or agreement on the part of Northrim or Northrim Bank contained in this Agreement required to be complied with prior to the date of such termination, such that Section 9.2(b) would not be satisfied and such failure to comply is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Alaska Pacific to Northrim.

Section 10.4  Termination by Northrim.   This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, whether before or after the Shareholder Approval, by action of the board of directors of Northrim if:

(a)  There has been a breach of any representation or warranty of Alaska Pacific or Alaska Pacific Bank contained in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 9.3(a) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Northrim to Alaska Pacific.

(b)  Alaska Pacific shall have failed to comply in any material respect with any covenant or agreement on the part of Alaska Pacific or Alaska Pacific Bank contained in this Agreement required to be complied with prior to the date of such termination, such that Section 9.3(b) would not be satisfied and such failure to comply is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Northrim to Alaska Pacific.

(c)  if (i) the Alaska Pacific Board (A) makes a Change in Recommendation, (B) breaches its obligations to call, give notice of and commence the Alaska Pacific Meeting under Section 6.3, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within ten (10) business days of being requested to do so by Northrim, (E) fails to publicly reconfirm the Alaska Pacific Recommendation within ten (10) business days of being requested to do so by Northrim, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by Alaska Pacific of Section 6.6.

(d)  If (1) the Northrim Average Price is less than $18.90, (2) Northrim delivers written notice to Alaska Pacific of its intention to terminate this Agreement within forty-eight (48) hours following the date of such event, and (3) Northrim does not elect to pursue an Increase Adjustment as set forth below; provided, however, that, if Northrim effects a stock dividend, reclassification, recapitalization, stock split, combination, exchange of shares or similar transaction after the date hereof and prior to the date on which the Northrim Average Price is determined, the provisions of this Section 10.4(d) shall be appropriately adjusted so that such event does not in and of itself trigger a termination right on behalf of Northrim.  Northrim shall not be entitled to terminate this Agreement pursuant to this Section 10.4(d) if Northrim elects, in its sole discretion, no later than the close of business on the second (2nd) succeeding Business Day after the close of the Northrim Measuring Period, to adjust the Total Cash Amount and/or Total Stock Amount (an “Increase Adjustment”) such that the Aggregate Merger Consideration shall not be less than $12,513,666.

Section 10.5  Effect of Termination and Abandonment.

(a)  In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article 10, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.4(c), this Section 10.5, and Article 11 of this Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary, neither Northrim nor Alaska Pacific shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach.

(b)  The parties hereto agree that Alaska Pacific shall pay Northrim the sum of Six Hundred Thousand Dollars ($600,000) (the “Alaska Pacific Termination Fee”) if this Agreement is terminated as follows:

(i)  by Alaska Pacific pursuant to Section 10.3(a);

(ii)  by Northrim pursuant to Section 10.4(c).

(iii)  by (A) mutual agreement pursuant to Section 10.1, or (B) by either party pursuant to Section 10.2(a) or Section 10.2(c) and in the case of both (A) and (B), such termination is due to the failure to obtain the Shareholder Approval required for the consummation of the Merger (provided that Alaska Pacific has complied with the requirements of Section 6.6 hereto), and (1) an Acquisition Proposal with respect to Alaska Pacific or Alaska Pacific Bank shall have been publicly announced, disclosed or otherwise communicated to Alaska Pacific’s board of directors prior to the date specified in Section 10.2(a) and prior to the Alaska Pacific Meeting, and (2) within eighteen (18) months of such termination, Alaska Pacific or Alaska Pacific Bank shall have entered into an Alternative Acquisition Agreement; and

(iv)  by Northrim pursuant to Section 10.4(b), and (A) Northrim establishes that Alaska Pacific or Alaska Pacific Bank has committed a Willful Breach, and (B) within eighteen (18) months of such termination, Alaska Pacific or Alaska Pacific Bank shall have entered into an Alternative Acquisition Agreement.

(c)  The parties hereto agree that Northrim shall pay Alaska Pacific the sum of Six Hundred Thousand Dollars ($600,000) (the “Northrim Termination Fee”) if this Agreement is terminated by Alaska Pacific pursuant to Section 10.3(c) and Alaska Pacific establishes that Northrim or Northrim Bank has committed a Willful Breach.

(d)  Any payment of the Alaska Pacific Termination Fee or Northrim Termination Fee required to be made pursuant to this Article 10 shall be made not more than two (2) business days after the date of the event giving rise to the obligation to make such payment, unless the Alaska Pacific Termination Fee is payable as a result of the termination of this Agreement by Alaska Pacific pursuant to Section 10.3(a), in which case, the Alaska Pacific Termination Fee shall be payable concurrently with such termination.  All payments under Section 10.5(b) shall be made by wire transfer of immediately available funds to an account designated by Northrim.  All payments under Section 10.5(c) shall be made by wire transfer of immediately available funds to an account designated by Alaska Pacific.

(e)  The parties agree that the rights and obligations set forth in this Section 10.5 are integral to and an essential component of the Transactions, that without such agreement neither Northrim nor Alaska Pacific would have entered into this Agreement, and that such amounts constitute agreed upon liquidated damages. If the amounts due under Section 10.5(d) are not paid within the time periods specified in Section 10.5(d), the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided such other party prevails on the merits, together with interest on the amount of any such unpaid amounts at three percent (3%) in excess of the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(f)  Upon any termination of this Agreement (i) by Northrim upon the occurrence of any material breach of this Agreement by Alaska Pacific or Alaska Pacific Bank, or (ii) by Alaska Pacific upon the occurrence of any material breach of this Agreement by Northrim or Northrim Bank, then the terminating party shall, within ten (10) Business Days after receipt of documentation therefor, pay to the non-terminating party an amount in cash equal to the out-of-pocket costs and expenses (including without limitation the attorney, accountants and financial advisors’ fees (in the case of the financial advisors’ fees, grossed up to compensate Northrim for the impact of any special fee attributable to the termination of this Agreement) and other costs and expenses of any kind and nature whatsoever incurred by the terminating party in the course of such party’s negotiation, investigation, and documentation of this Agreement and its performance in pursuit of the Transactions. Notwithstanding the foregoing, in no event shall the amount to be paid by either party pursuant to this Section 10.5(f) exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate; provided, however, that no amounts shall be paid by either party under this Section 10.5(f) if the payments required under Section 10.5(b) or Section 10.5(c) shall have been paid.

Section 10.6  Specific Performance.  The parties to this Agreement acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, prior to the valid termination of this Agreement in accordance with Sections 10.1, 10.2, 10.3 or 10.4, a party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which such party is entitled under the terms of this Agreement, at law or in equity. In pursuing such a claim, a party shall not be obligated to prove damages as a result of such breach or threatened breach, and each party agrees not to raise such a defense. No party shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of a party under this Agreement. In seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no party shall be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 10.6, nor shall any party assert a claim or defense to an action for injunctive relief which claim or defense is based upon the failure to post such a bond or undertaking. Notwithstanding any contrary construction of the foregoing, under no cicumstances shall any

Northrim Party be entitled to specific enforcement of this Agreement at any time when there exists an Acquisition Proposal that Alaska Pacific Board has advised Northrim it believes in good faith  may be or may be negotiated in such a manner as to become a Superior Proposal, or at a time or under circumstances when Alaska Pacific has announced a Change in Recommendation.

ARTICLE 11.    MISCELLANEOUS

Section 11.1  Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 6.4(c) and this Article 11, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 11.2  Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived, by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after Alaska Pacific Meeting no amendment shall be made which by Law requires further approval by the shareholders of Alaska Pacific without obtaining such approval.

Section 11.3  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 11.4  Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Alaska applicable to contracts made and to be performed entirely within such State.

Section 11.5  Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or Willful Breach.

Section 11.6  Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, sent by facsimile (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Alaska Pacific to:	Alaska Pacific Bancshares, Inc.
2094 Jordan Avenue
Juneau, Alaska 99801
Attention: Craig E. Dahl
Chief Executive Officer
Fax: (907) 790-5110

With a copy to:	Breyer & Associates PC
8180 Greensboro Drive, Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Fax: (703) 883-2511

If to Northrim to:	Northrim BanCorp, Inc.
3111 C Street
P.O. Box 241489
Anchorage, AK, 99524
Attention: R. Marc Langland
Chief Executive Officer
Fax: (907) 562-1758

With a copy to:	Davis Wright Tremaine LLP
Suite 2200
1201 Third Avenue
Seattle, WA 98101-3045
Attention: Ryan J. York
Fax: (206) 757-7178

Section 11.7  Entire Understanding; No Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Voting Support Agreements, the Non-Solicitation/Non-Competition Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transactions, and this Agreement, the Bank Merger Agreement, the Voting Support Agreements, the Non-Solicitation/Non-Competition Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the right of the Indemnified Parties to enforce Northrim’s obligation under Section 7.2, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and the benefits to be provided under Sections 8.5(f) and (g), nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.8  Severability. Except to the extent that application of this Section 11.8 would have a Material Adverse Effect on Alaska Pacific or Northrim, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.9  Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.10  Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

Section 11.11  Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NORTHRIM BANCORP, INC.

By: /s/R. Marc Langland
Name: R. Marc Langland
Title: Chairman, President and CEO

NORTHRIM BANK

By: /s/Joseph M. Beedle
Name: Joseph M. Beedle
Title: President and CEO

NORTHRIM MERGER SUB, INC.

By: /s/R. Marc Langland
Name: R. Marc Langland
Title: President

ALASKA PACIFIC BANCSHARES, INC.

By: /s/Craig E. Dahl
Name: Craig E. Dahl
Title: President/CEO

ALASKA PACIFIC BANK

By: /s/Craig E. Dahl
Name: Craig E. Dahl
Title: President/CEO